Exhibit 10.2

FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GGP OPERATING PARTNERSHIP, LP

Page

ARTICLE I Definitions; Etc.....................................................................................	1

1.1	Definitions......................................................................................... 1

1.2	Exhibits, Etc...................................................................................... 17

ARTICLE II Continuation.........................................................................................	17

2.1	Continuation...................................................................................... 17

2.2	Name................................................................................................. 17

2.3	Character of the Business.................................................................. 18

2.4	Location of the Principal Place of Business...................................... 18

2.5	Registered Agent and Registered Office........................................... 18

ARTICLE III Term....................................................................................................	18

3.1	Commencement................................................................................. 18

3.2	Dissolution......................................................................................... 18

ARTICLE IV Contributions to Capital......................................................................	19

4.1	General Partner Capital Contribution................................................ 19

4.2	Limited Partner Capital Contributions............................................... 19

4.3	Additional Funds................................................................................ 19

4.4	Stock Plans......................................................................................... 21

4.5	No Third Party Beneficiary................................................................ 21

4.6	No Interest; No Return....................................................................... 22

4.7	Preferred Units................................................................................... 22
ARTICLE V Allocations and Other Tax and Accounting Matters...............................................................................................    22

5.1	Allocations......................................................................................... 22

5.2	Distributions With Respect to Common Units and LTIP Units................................................................................................... 22

5.3	Books of Account............................................................................... 23

5.4	Reports............................................................................................... 24

5.5	Audits................................................................................................. 24

5.6	Tax Elections and Returns................................................................. 24

5.7	Tax Matters Partner............................................................................ 24

5.8	Withholding....................................................................................... 24

i

(continued)
Page

5.9	Distributions with Respect to Preferred Units................................... 25

5.10	Redemption of Common Units.......................................................... 26

ARTICLE VI Rights, Duties and Restrictions of the General Partner.......................	26

6.1	Expenditures by Partnership.............................................................. 26

6.2	Powers and Duties of General Partner............................................... 26

6.3	[Intentionally Omitted]..................................................................... 29

6.4	[Intentionally Omitted]...................................................................... 29

6.5	Public REIT Participation.................................................................. 29

6.6	Proscriptions...................................................................................... 29

6.7	Additional Partners............................................................................ 29

6.8	Title Holder........................................................................................ 29

6.9	Compensation of the General Partner................................................ 30

6.10	Waiver and Indemnification............................................................... 30

6.11	[Intentionally Omitted]...................................................................... 30

6.12	Operation in Accordance with REIT Requirements.......................... 30

ARTICLE VII Dissolution, Liquidation and Winding-Up........................................	31

7.1	Accounting........................................................................................ 31

7.2	Distribution on Dissolution................................................................ 31

7.3	Timing Requirements......................................................................... 32

7.4	Sale of Partnership Assets.................................................................. 32

7.5	Distributions in Kind......................................................................... 32

7.6	Documentation of Liquidation........................................................... 32

7.7	Liability of the Liquidating Trustee................................................... 32

7.8	Liquidation Preference of Preferred Units......................................... 33

7.9	Negative Capital Accounts................................................................. 33

ARTICLE VIII Transfer of Units...............................................................................	35

8.1	General Partner Transfer.................................................................... 35

8.2	Transfers by Limited Partners ............................................................35

8.3	Issuance of Additional Common Units.............................................. 36

8.4	Restrictions on Transfer..................................................................... 36

8.5	Issuance of LTIP Units....................................................................... 37

ARTICLE IX Rights and Obligations of the Limited Partners..................................	38

ii

(continued)
Page

9.1	No Participation in Management....................................................... 38

9.2	Bankruptcy of a Limited Partner........................................................ 38

9.3	No Withdrawal................................................................................... 38

9.4	Duties and Conflicts........................................................................... 38

ARTICLE X [Intentionally Omitted].........................................................................	39

ARTICLE XI [Intentionally Omitted].......................................................................	39

ARTICLE XII Arbitration of Disputes......................................................................	39

12.1	Arbitration.......................................................................................... 39

12.2	Procedures.......................................................................................... 39

12.3	Binding Character.............................................................................. 40

12.4	Exclusivity.......................................................................................... 40

12.5	No Alteration of Agreement............................................................... 40

ARTICLE XIII General Provisions...........................................................................	40

13.1	Notices............................................................................................... 40

13.2	Successors.......................................................................................... 41

13.3	Effect and Interpretation.................................................................... 41

13.4	Counterparts....................................................................................... 41

13.5	Partners Not Agents........................................................................... 41

13.6	Entire Understanding; Etc.................................................................. 41

13.7	Amendments...................................................................................... 41

13.8	Severability........................................................................................ 42

13.9	Trust Provision................................................................................... 42

13.10	Pronouns and Headings...................................................................... 42

13.11	Assurances......................................................................................... 42

13.12	Issuance of Certificates...................................................................... 42

13.13	November 20, 2003 Division of Common Units.............................. 42

13.14	Performance by the Public REIT....................................................... 43

iii

FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GGP OPERATING PARTNERSHIP, LP
THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into this 1st day of May, 2014, by and among the undersigned parties.
W I T N E S S E T H:
WHEREAS, a Delaware limited partnership known as GGP Operating Partnership, LP (the “Partnership”), which was formerly known as GGP Limited Partnership until it changed its name as of the date hereof, exists pursuant to that certain Third Amended and Restated Agreement of Limited Partnership dated as of November 9, 2010, as amended by that certain First Amendment thereto dated as of June 12, 2012, that certain Second Amendment thereto dated as of November 30, 2012, that certain Third Amendment thereto dated as of February 13, 2013, that certain Fourth Amendment thereto dated as of April 30, 2013, that certain Fifth Amendment thereto dated as of September 5, 2013, that certain Sixth Amendment thereto dated as of November 12, 2013, that certain Seventh Amendment thereto dated as of May 1, 2014, that certain Eighth Amendment thereto dated as of May 1, 2014 and that certain Ninth Amendment thereto dated as of May 1, 2014 (collectively, the “Third Restated Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;
WHEREAS, GGP Real Estate Holding II, Inc., a Delaware corporation, is the General Partner of the Partnership;
WHEREAS, the General Partner and a Majority-in-Interest of the Limited Partners of the Partnership desire to amend and restate the Third Restated Partnership Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, do hereby amend and restate the Third Restated Partnership Agreement to read as follows:
ARTICLE I

Definitions; Etc.
1.1    Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:
“Accountants” shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership and the Property

Partnerships to audit the books and records of the Partnership and the Property Partnerships and to prepare statements and reports in connection therewith.
“Acquisition Cost” shall have the meaning set forth in Section 4.1 hereof.
“Act” shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, and as the same may hereafter be amended from time to time.
“Additional Units” shall have the meaning set forth in Section 8.3 hereof.
“Additional Partner” shall have the meaning set forth in Section 8.3 hereof.
“Adjusted Capital Account Deficit” shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
(b)    debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Administrative Expenses” shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, (iii) those administrative costs and expenses of the Affiliate Entities and the REIT Entities, including salaries paid to officers of the Public REIT and accounting and legal expenses undertaken by the General Partner on behalf or for the benefit of the Partnership, Nimbus or GGP LP and (iv) to the extent not included in clause (iii) above, REIT Expenses.
“Affiliate” shall mean, with respect to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), (i) any member of the Immediate Family of such Partner; (ii) any trustee or beneficiary of a Partner; (iii) any legal representative, successor, or assignee of such Partner or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee of any trust for the benefit of such Partner or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Partner or any Person referred to in the preceding clauses (i) through (iv).

“Affiliate Entities” shall mean GGP Limited Partnership II, a Delaware limited partnership, and GGP, LLC, a Delaware limited liability company.
“Aggregate Protected Amount” shall mean, with respect to the Obligated Partners, as a group, the aggregate amount of the Protected Amounts, if any, of the Obligated Partners, as determined on the date in question.
“Agreement” shall mean this Fourth Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.
“AO LTIP Unit” shall mean a Unit which is designated as an Appreciation Only LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule H hereto or in this Partnership Agreement in respect of the Holder, as well as the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted or issued.

“AO LTIP Fraction” shall mean, with respect to an AO LTIP Unit that is issued, the fraction designated in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted as the AO LTIP Fraction for such AO LTIP Unit.

“Audited Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor’s report containing (i) an opinion containing no material qualification, and (ii) no explanatory paragraph disclosing information relating to material uncertainties (except as to litigation) or going concern issues.
“Bankruptcy” shall mean, with respect to any Partner or the Partnership, (i) the commencement by such Partner or the Partnership of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Partner or the Partnership is insolvent or bankrupt, (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Partner or the Partnership, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Partner or the Partnership, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (v) the filing of an answer by such Partner or the Partnership admitting the allegations of any such petition, (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner or the Partnership unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner or the Partnership, (vii) the insolvency of such Partner or the Partnership or the execution by such Partner or the Partnership of a general assignment for the benefit of creditors, (viii) the convening by such Partner or the Partnership of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts, (ix) the failure of such Partner or the Partnership to pay its debts as they mature, (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner or the Partnership where such seizure is not discharged within thirty (30) days thereafter, or (xi) the admission by such Partner or the Partnership in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.
“Bankruptcy Cases” shall mean those voluntary petitions filed on April 16, 2009 by the General Partner and the Partnership for relief under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.
“Book-Up Target” for an LTIP Unit shall mean (i) initially, the Common Unit Economic Balance as determined on the date such LTIP Unit was granted assuming the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subsection (b) of the definition of Gross Asset Value at such time, and (ii) thereafter, as of any determination date, the remaining amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Common Unit Economic Balance as of such date. Notwithstanding the foregoing, the Book-Up Target shall be zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has at any time reached an amount equal to the Common Unit Economic Balance determined as of such time.

“Bucksbaum Limited Partners” shall mean M.B. Capital Partners III and its successors and assigns.
“Bucksbaum Rights Agreement” shall mean that certain Rights Agreement dated as of July 27, 1993, among the General Partner and certain predecessors of the Bucksbaum Limited Partners.
“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that any Units are transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred Units shall carry over to the transferee.
“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Partnership with respect to the Units held by such Partner (net of liabilities to which such property is subject).
“Certificate” shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Charter” shall mean the corporate charter of the Public REIT, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time.
“Closing Price” on any day shall mean the average of the intra-day high and low for such day as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities’ exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTC Markets Group, Inc. or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the Board of Directors of the Public REIT.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall mean the shares of common stock of the Public REIT.
“Common Unit Economic Balance” shall mean (i) the Capital Account balance of the Company Group, plus the amount of the Company Group’s share of any Minimum Gain Attributable to Partner Nonrecourse Debt or Partnership Minimum Gain, in either case to the extent attributable to the Company Group’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Exhibit B to the Partnership Agreement, divided by (ii) the number of the Company Group’s Common Units.
“Common Unitholder” shall mean any Person that holds Common Units and is named as a Partner in Exhibit A to the Partnership Agreement, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such Common Units.
“Common Units” shall mean all Units other than Preferred Units and LTIP Units.
“Company” shall mean General Growth Properties, Inc., a Delaware corporation whose shares of common stock are listed on the New York Stock Exchange, that is the successor registrant to old General Growth Properties, Inc. and files reports under the Securities Exchange Act of 1934 in lieu of old General Growth Properties, Inc.
“Company Group” shall mean the Company and its direct or indirect subsidiaries.
“Consent of the Limited Partners” shall mean the written consent of a Majority‑in-Interest of the Limited Partners (or other specified group of Limited Partners), which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-in-Interest of the Limited Partners (or such specified group of Limited Partners), unless otherwise expressly provided herein, in their sole and absolute discretion.
“Contributed Funds” shall have the meaning set forth in Section 4.3(c) hereof.
“Contributed Property” shall have the meaning set forth in Section 4.1 hereof.
“Contribution Agreements” shall mean all contribution and other agreements executed by the Partnership and/or the General Partner in connection with the issuance of Units.
“Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.
“Conversion Factor” shall mean 0.96175818. The Conversion Factor shall be adjusted in the event that the Public REIT, (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares. The Conversion Factor shall be adjusted by multiplying the Conversion Factor (as in effect immediately prior to such adjustment) by a fraction, the numerator of which shall be the actual number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (determined without the below assumption), and the denominator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time). Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Conversion Factor shall not be adjusted in connection with the events described above if, in connection with such event, the Partnership makes a distribution per Common Unit of an equivalent number of Common Units and/or shares of Common Stock or effects an equivalent subdivision or combination of all outstanding Common Units, as applicable.
“Current Per Share Market Price” shall mean, as of any date, the average of the Closing Price for the five consecutive Trading Days ending on such date or the average of the Closing Price for any other period of Trading Days that the Public REIT deems appropriate with respect to any transaction or other event for which “Current Per Share Market Price” is determined

(other than a redemption pursuant to any Rights Agreement unless otherwise provided therein); provided, however, that the Closing Price for any Trading Day or Trading Days that are included in any calculation of Current Per Share Market Price shall be adjusted to take into account any stock split, dividend, subdivision, combination and the like if Public REIT deems such adjustment to be appropriate.
“Demand Notice” shall have the meaning set forth in Section 12.2 hereof.
“Depreciation” shall mean, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.
“Economic Capital Account Balance” with respect to a Partner shall mean an amount equal to its Capital Account balance, plus the amount of its share of any Minimum Gain Attributable to Partner Nonrecourse Debt or Partnership Minimum Gain.
“Eligible AO LTIP Unit” shall mean, as of the date any Liquidating Gain is being allocated, an AO LTIP Unit if the Common Unit Economic Balance as of such date (taking into account allocations to be made on such date) exceeds the Common Unit Economic Balance as of the date of issuance of the AO LTIP Unit, as adjusted for any LTIP Unit Adjustment Events, as defined in Schedule H.

“Eligible FV LTIP Unit” shall mean a FV LTIP Unit that has a Book-Up Target of zero (0).

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.
“Exercise Notice” shall have the meaning set forth in the Bucksbaum Rights Agreement.
“Foreign Owner” shall mean a foreign person or a person that is directly or indirectly owned, in whole or in part by a foreign person as determined in accordance with Section 897(h)(4) of the Code and the Regulations promulgated thereunder.
“Funding Date” shall mean the date of consummation of any Funding Loan, offering of shares of Common Stock or other transaction pursuant to which the REIT Entities or the Affiliate Entities raise Required Funds.
“Funding Loan Proceeds” shall mean the net cash proceeds received by the REIT Entities or the Affiliate Entities in connection with any Funding Loan, after deduction of all costs and expenses incurred by the REIT Entities or the Affiliate Entities in connection with such Funding Loan.

“Funding Loan(s)” shall mean any borrowing or refinancing of borrowings by or on behalf of the REIT Entities or the Affiliate Entities from any lender for the purpose of advancing the Funding Loan Proceeds to the Partnership as a loan pursuant to Section 4.3(a) hereof.
“FV LTIP Unit” shall mean a Unit which is designated as a Full Value LTIP Unit in the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule H hereto or in this Amendment in respect of the Holder, as well as the relevant Vesting Agreement or other documentation pursuant to which such FV LTIP Unit is granted or issued.

“FV LTIP Fraction” shall mean, with respect to an FV LTIP Unit that is issued, one (1) unless a fraction is specifically designated in the relevant Vesting Agreement or other documentation pursuant to which such FV LTIP Unit is granted as the FV LTIP Fraction for such FV LTIP Unit.

“FV LTIP Full Participation Date” shall mean, for an FV LTIP Unit that is issued, such date as is specified in the relevant Vesting Agreement or other documentation pursuant to which such FV LTIP Unit is granted as the FV LTIP Full Participation Date for such LTIP Unit or, if no such date is so specified, the date of issuance of such FV LTIP Unit.

“General Partner” shall mean GGP Real Estate Holding II, Inc., a Delaware corporation, its duly admitted successors and assigns and any other Person who is a general partner of the Partnership at the time of reference thereto.
“GGP LP” shall mean GGP Limited Partnership, a Delaware limited partnership, which was formerly known as GGP Cumulus, LP until it changed its name as of the date hereof.
“Gross Asset Value” shall mean, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes except as follows:

(a) the initial Gross Asset Value of (i) the assets contributed by each Partner to the Partnership prior to the date hereof is the gross fair market value of such contributed assets as indicated in the books and records of the Partnership as of the date hereof, and (ii) any asset hereafter contributed by a Partner, other than money, is the gross fair market value thereof as reasonably determined by the General Partner using such reasonable method of valuation as the General Partner may adopt; provided that the gross fair market value of any such assets hereafter contributed by the General Partner shall be the Acquisition Cost thereof (without reduction for any borrowings incurred by the General Partner in connection with the acquisition of such assets and assumed by the Partnership or, if such assumption was not possible, with respect to which borrowings the Partnership obligates itself to make payments to the General Partner in a like amount and on like terms);

(b)if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(i)    a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for Units;
(ii)    the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for the redemption of Units;
(iii)    the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii) (g) of the Regulations; and
(iv)    the issuance of any interests in the Partnership as consideration for the provision of services to or for the benefit of the Partnership;
(c)    the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the General Partner as of the date of distribution; and
(d)    the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see paragraph (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and paragraph (d) of said definition in all other cases.

“Holder” shall mean either a Partner or a permitted assignee or transferee owning a Unit.

“Immediate Family” shall mean with respect to any Person, such Person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.
“Indirect Owner” shall mean, in the case of an Obligated Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Obligated Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.
“Third Restated Partnership Agreement” shall have the meaning set forth in the preliminary recitals hereto.
“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.
“Limited Partners” shall mean the Persons listed under the caption “Limited Partners” on Exhibit A hereto, their permitted successors or assigns or any Person who, at the time of reference thereto, is a limited partner of the Partnership.
“Liquidating Gains” shall mean any Net Income realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to Net Income realized in connection with an adjustment to the book value of Partnership assets under clause (b) of the definition of Gross Asset Value.

“Liquidating Losses” shall mean any Net Loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to Net Loss realized in connection with an adjustment to the book value of Partnership assets under clause (b) of the definition of Gross Asset Value.

“Liquidating Trustee” shall mean such individual or Entity as is selected as the Liquidating Trustee hereunder by the General Partner, which individual or Entity may include an Affiliate of the General Partner, provided such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.
“LTIP Unit” shall mean any AO LTIP Units, FV LTIP Units or other class or series of Units issued in accordance with Section 8.5 that is designated as “LTIP Units,” in each case having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Schedule H hereto or in this Amendment in respect of the LTIP Unit Limited Partner, as well as the relevant Vesting Agreement or other documentation pursuant to which such LTIP Unit is granted or issued.

“LTIP Unit Limited Partner” shall mean any Person that holds LTIP Units or Common Units resulting from a conversion of LTIP Units and is named as an LTIP Unit Limited Partner in Exhibit A to the Partnership Agreement, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such LTIP Units.

“Majority-in-Interest of the Limited Partners” shall mean Limited Partner(s) (or specified group of Limited Partners) who hold in the aggregate more than fifty percent (50%) of the Percentage Interests then allocable to and held by the Limited Partners (or such specified group of Limited Partners), as a class (excluding any Units held by the General Partner or any other Affiliate of the General Partner other than the Limited Partners as at April 1, 1998, their Affiliates and their successors and assigns, who shall not be excluded). In addition, Common Units that result from a conversion of LTIP Units and that are held by an officer, director or employee of the Partnership, the General Partner, the Public REIT or any Affiliate of any of the foregoing shall be excluded.
“Management Agreement” shall mean a property management agreement with respect to the property management of certain Properties entered into (a) with respect to any Property in which the Partnership directly holds or acquires ownership of a fee or leasehold interest, between the Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as manager, and (b) with respect to all Properties other than those described in (a) above, between each Property Partnership, as owner, and the Property Manager, or such other property manager as the General Partner shall engage, as such agreement may be amended, modified or supplemented from time to time.
“Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).
“Net Financing Proceeds” shall mean the cash proceeds received by the Partnership in connection with any borrowing or refinancing of borrowing by or on behalf of the Partnership or by or on behalf of any Property Partnership (whether or not secured), after deduction of all costs and expenses incurred by the Partnership or the Property Partnership in connection with such borrowing, and after deduction of that portion of such proceeds used to repay any other indebtedness of the Partnership or Property Partnerships, or any interest or premium thereon.
“Net Income or Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership’s net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the

Partnership (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; and (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Exhibit B.
“Net Operating Cash Flow” shall mean, with respect to any fiscal period of the Partnership, the excess, if any, of “Receipts” over “Expenditures.” For purposes hereof, the term “Receipts” means the sum of all cash receipts of the Partnership from all sources for such period, including Net Sale Proceeds and Net Financing Proceeds but excluding Capital Contributions, and including any amounts held as reserves as of the last day of such period which the General Partner reasonably deems to be in excess of necessary reserves as determined below. The term “Expenditures” means the sum of (a) all cash expenses or expenditures of the Partnership for such period, (b) the amount of all payments of principal and interest on account of any indebtedness of the Partnership including payments of principal and interest on account of REIT Loans, or amounts due on such indebtedness during such period (in the case of clauses (a) and (b), excluding expenses or expenditures paid from previously established reserves or deducted in computing Net Financing Proceeds or Net Sales Proceeds), and (c) such additional cash reserves as of the last day of such period as the General Partner deems necessary for any capital or operating expenditure permitted hereunder.
“Net Sale Proceeds” means the cash proceeds received by the Partnership in connection with a sale of any asset by or on behalf of the Partnership or by or on behalf of a Property Partnership after deduction of any costs or expenses incurred by the Partnership or a Property Partnership, or payable specifically out of the proceeds of such sale (including, without limitation, any repayment of any indebtedness required to be repaid as a result of such sale or which the General Partner elects to repay out of the proceeds of such sale, together with accrued interest and premium, if any, thereon and any sales commissions or other costs and expenses due and payable to any Person in connection with a sale, including to a Partner or its Affiliates).
“New Securities” shall mean any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or other shares of capital stock of the Public REIT.
“Nimbus” shall mean GGP Nimbus, LP, a Delaware limited partnership.

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.
“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
“Obligated Partner” shall mean that or those Limited Partners listed as Obligated Partners on Exhibit C attached hereto and made a part hereof, as such Exhibit may be amended from time to time by the General Partner, whether by express amendment to this Agreement or by execution of a written instrument by and between any additional Obligated Partner being directly affected thereby and the General Partner acting on behalf of the Partnership and without the prior consent of the Limited Partners (other than the Obligated Partners being affected thereby).
“Offered Units” shall have the meaning set forth in the Bucksbaum Rights Agreement.
“Operating Income” shall mean Net Income determined without taking into account any Liquidating Gains and Liquidating Losses.

“Operating Loss” shall mean Net Loss determined without taking into account any Liquidating Gains and Liquidating Losses.

“Partner Nonrecourse Debt” shall mean a liability as defined in Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.
“Partners” shall mean the General Partner and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.
“Partnership” shall have the meaning set forth in the preliminary recitals hereto.
“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.
“Partnership Record Date” shall mean the record date established by the General Partner for a distribution of Net Operating Cash Flow pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the Public REIT for the distribution to its stockholders of some or all of its indirect share of such distribution.
“Percentage Interest” with respect to a Partner shall mean the fraction, expressed as a percentage, the numerator of which is the sum of such Partner’s Common Units, FV LTIP Units and AO LTIP Units, and the denominator of which is the sum of the total number of Common Units, FV LTIP Units and AO LTIP Units issued and outstanding at such time; provided that (i) each AO

LTIP Unit prior to conversion into a Common Unit shall be treated as a fraction of an LTIP Unit equal to the AO LTIP Fraction for that AO LTIP Unit for purposes of both the numerator and denominator, and (ii) prior to the earlier to occur of (A) the FV LTIP Full Participation Date of an FV LTIP Unit or (B) the date of conversion of an FV LTIP Unit into a Common Unit, each FV LTIP Unit shall be treated as a fraction of an LTIP Unit equal to the FV LTIP Fraction for that FV LTIP Unit for purposes of both the numerator and denominator. Any holder of Preferred Units shall have a 0% Percentage Interest in respect to such Preferred Units. The Percentage Interest of each Partner is set forth opposite its name on Exhibit A to the Partnership Agreement.
“Person” shall mean any individual or Entity.
“Precontribution Gain” shall have the meaning set forth in Exhibit B.
“Preferred Units” shall mean the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units and any other series of preferred units of limited partnership interest in the Partnership that are established and issued from time to time in accordance with the terms hereof.
“Prime Rate” shall mean the prime rate announced from time to time by Wells Fargo Bank, N.A. or any successor thereof.
“Property” shall mean any Shopping Center Project in which the Partnership or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.
“Property Manager” shall mean General Growth Management, Inc., a Delaware corporation, or its permitted successors or assigns.
“Property Partnership” shall mean and include any partnership, limited liability company or other Entity in which the Partnership directly or indirectly is or becomes a partner, member or other equity participant and which has been or is formed for the purpose of directly or indirectly acquiring, developing or owning a Property or a proposed Property, including, without limitation, Nimbus and GGP LP.
“Property Partnership Interests” shall mean and include the interest of the Partnership as a partner, member or other equity participant in any Property Partnership.
“Protected Amount” shall mean, with respect to any Obligated Partner, the amount set forth opposite the name of such Obligated Partner on Exhibit C hereto and made a part hereof as such Exhibit may be amended from time to time by an amendment to the Partnership Agreement or by execution of a written instrument by and between any Obligated Partners being affected thereby and the General Partner, acting on behalf of the Partnership and without the prior consent of the Limited Partners (other than the Obligated Partners being affected thereby); provided, however; that, in the case of an Obligated Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, upon the date nine months after the death of any Indirect Owner in such Obligated Partner, or upon a fully taxable sale or exchange of all of an

Indirect Owner’s equity interest in such Obligated Partner (i.e., a sale or exchange in which the transferee’s basis in the Indirect Owner’s equity interest in the Obligated Partner is not determined, in whole or in part, by reference to the Indirect Owner’s basis in the Obligated Partner), the Protected Amount of such Obligated Partner shall be reduced to the extent of the Indirect Owner’s allocable share of the Obligated Partner’s Protected Amount. The principles of the preceding sentence shall apply in the same manner in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes.
“Public REIT” shall mean (a) the Company or (b) any Person in the future whose securities are publicly traded and holds directly or indirectly substantially all of the ownership interests of the Partnership currently owned directly or indirectly by the Company.
“Public REIT Distribution Record Date” shall have the meaning set forth in Section 5.2(a) hereof.
“Qualified Individual” shall have the meaning set forth in Section 12.2 hereof.
“Recourse Liabilities” shall mean, as of the date of determination, the amount of indebtedness of the Partnership on that date other than Nonrecourse Liabilities and Partner Nonrecourse Debt.
“Regulations” shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Regulatory Allocations” shall have the meaning set forth in Exhibit B.
“REIT” shall mean a real estate investment trust as defined in Section 856 of the Code.
“REIT Entities” shall mean the Public REIT, GGP Real Estate Holding I, Inc., a Delaware corporation, and GGP Real Estate Holding II, Inc., a Delaware corporation.
“REIT Expenses” shall mean (i) costs and expenses relating to the formation and continuity of existence of the Public REIT and its subsidiaries (which subsidiaries shall, for purposes of this definition, be included within the definition of Public REIT), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director or trustee of the Public REIT or such subsidiaries, (ii) costs and expenses relating to any offer or registration of securities by the Public REIT and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the Public REIT under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by the Public REIT with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the Public REIT incurred in the ordinary course of its business on behalf of the Partnership.

“REIT Loan” shall have the meaning set forth in Section 4.3(b) hereof.
“REIT Requirements” shall have the meaning set forth in Section 5.2 hereof.
“REIT Share” shall mean a share of common stock of the Public REIT.
“Requesting Party” shall have the meaning set forth in Section 12.2 hereof.
“Required Funds” shall have the meaning set forth in Section 4.3 hereof.
“Responding Party” shall have the meaning set forth in Section 12.2 hereof.
“Rights” shall mean “Rights,” “Redemption Rights” or other similar rights as defined in the Rights Agreements.
“Rights Agreements” shall mean the Bucksbaum Rights Agreement and those certain Redemption Rights Agreements entered into before, on or after the date hereof by the Partnership, the General Partner and certain other Persons in connection with the issuance of Units to such other Persons, as the same may be amended from time to time.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“SEC” shall mean the United States Securities and Exchange Commission.
“Section 704 (c) Tax Items” shall have the meaning set forth in Exhibit B.
“Series B Preferred Units” shall mean the series of preferred units of the Partnership designated as 8.5% Series B Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule A.
“Series D Preferred Units” shall mean the series of preferred units of the Partnership designated as 6.5% Series D Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule B.
“Series E Preferred Units” shall mean the series of preferred units of the Partnership designated as 7% Series E Cumulative Convertible Preferred Units having such designations, preferences and other rights described in Schedule C.
“Series F Preferred Units” shall mean the series of preferred units of the Partnership designated as Series F Cumulative Preferred Units having such designations, preferences and other rights described in Schedule D.
“Series G Preferred Units” shall mean the series of preferred units of the Partnership designated as 6.375% Series G Cumulative Redeemable Preferred Units having such designations, preferences and other rights described in Schedule E.

“Series H Preferred Units” shall mean the series of preferred units of the Partnership designated as Series H Preferred Units having such designations, preferences and other rights described in Schedule F.
“Series I Preferred Units” shall mean the series of preferred units of the Partnership designated as Series I Preferred Units having such designations, preferences and other rights described in Schedule G.
“Shopping Center Project” shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.
“Stock Incentive Plan” means the General Partner’s 1993 Stock Incentive Plan, as amended, 1998 Incentive Stock Plan, as amended, and 2003 Incentive Stock Plan, as amended.
“Stock Plans” shall mean the Stock Incentive Plan and the other option, stock purchase and/or dividend reinvestment plans of the Public REIT, General Partner or the Partnership that are in effect from time to time.
“Substituted Limited Partner” shall have the meaning set forth in Section 8.2 hereof.
“Tax Items” shall have the meaning set forth in Exhibit B.
“Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or Executive Order to close.
“Units” shall mean the partnership units in the Partnership established and issued from time to time in accordance with the terms hereof, including without limitation Common Units, Preferred Units and LTIP Units. The number and designation of all Units held by each Partner is set forth opposite such Partner’s name on Exhibit A.
“Unvested LTIP Units” shall have the meaning set forth in Section 1.2 of Schedule H hereto.

“Vested LTIP Units” shall have the meaning set forth in Section 1.2 of Schedule H hereto.

“Vesting Agreement” shall have the meaning set forth in Section 1.2 of Schedule H hereto.

1.2    Exhibits, Etc.. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a

“Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by reference.
ARTICLE II

Continuation
2.1    Continuation. The parties hereto do hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided. The General Partner shall cause such notices, instruments, documents or certificates as may be required by applicable law or which may be necessary to enable the Partnership to conduct its business and to own its properties in the Partnership name to be filed or recorded in all appropriate public offices.
2.2    Name. The business of the Partnership shall continue to be conducted under the name of “GGP Operating Partnership, LP” or such other name as the General Partner may select and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.
2.3    Character of the Business. The purpose of the Partnership shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property of all kinds; to exercise all of the powers of a partner, member or other equity participant in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership, and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with and without limiting the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority, directly or through its interest in Property Partnerships, to enter into, perform and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien, and, directly or indirectly to acquire and construct additional Properties necessary or useful in connection with its business.
2.4    Location of the Principal Place of Business. The location of the principal place of business of the Partnership shall be at 110 North Wacker Drive, Chicago, Illinois 60606, or at such other location as shall be selected by the General Partner from time to time in its sole discretion.
2.5    Registered Agent and Registered Office. The Registered Agent of the Partnership shall be Prentice-Hall Corporation System, Inc. or such other Person as the General Partner may select in its sole discretion. The Registered Office of the Partnership shall be 32 Loockerman Square, Suite L-100, Dover, Delaware 19901 or such other location as the General Partner may select in its sole and absolute discretion.
ARTICLE III

Term
3.1    Commencement. The Partnership heretofore commenced business as a limited partnership upon the filing of the Certificate with the Secretary of State of the State of Delaware.
3.2    Dissolution. The Partnership shall continue until dissolved upon the occurrence of the earliest of the following events:
(a)    The dissolution, termination, retirement or Bankruptcy of the General Partner unless the Partnership is continued as provided in Section 8.1 hereof; provided, however, none of the foregoing shall be deemed to have occurred on account of liquidation of the General Partner into one or more subsidiaries of the Public REIT or one of more subsidiaries thereof; and provided, further, that no event of dissolution shall have been deemed to occur by virtue of the Bankruptcy Cases;
(b)    The election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners;
(c)    The sale or other disposition of all or substantially all the assets of the Partnership unless the General Partner elects to continue the Partnership business; or
(d)    Dissolution required by operation of law.
ARTICLE IV

Contributions to Capital
4.1    General Partner Capital Contribution. The General Partner (or its predecessor in interest) has contributed to the Partnership as its Capital Contribution the cash and property reflected in the Partnership’s books and records as having been contributed by it. The gross fair market value of any property contributed by the General Partner to the Partnership (“Contributed Property”) after the date hereof, other than money, shall be the acquisition cost of such Contributed Property (the “Acquisition Cost”). The Acquisition Cost also shall include any costs and expenses incurred by the General Partner in connection with such acquisition or contribution; provided, however, that in the event the Acquisition Cost of Contributed Property is financed by any borrowings by the REIT Entities or Affiliate Entities, the Partnership shall assume any such obligations concurrently with the contribution of such property to the Partnership or, if impossible, shall obligate itself to the General Partner in an amount and on terms equal to such indebtedness, and the Acquisition Cost shall be reduced appropriately. If the General Partner contributes Contributed Property to the Partnership, the General Partner shall be deemed to have contributed to the Partnership as

Contributed Funds pursuant to Section 4.3(a)(ii) hereof an amount equal to the Acquisition Cost of such Contributed Property.
4.2    Limited Partner Capital Contributions. Each Limited Partner has heretofore contributed, or is deemed to have contributed, as its Capital Contribution to the capital of the Partnership, the property reflected in the Partnership’s books and records as having been contributed by it.
4.3    Additional Funds.
(a)    If the General Partner determines that funds are required or desired for any proper Partnership purpose, including, without limitation, in order to contribute additional funds to Nimbus or GGP LP, in excess of the funds anticipated to be available (all of such funds, the “Required Funds”) and the General Partner is not able or does not deem it advisable to cause the Partnership to borrow such funds, then:
(i)    the REIT Entities or the Affiliate Entities may enter into a Funding Loan to borrow all or any portion of the Required Funds; or
(ii)    the REIT Entities or the Affiliate Entities may raise all or any portion of the Required Funds by undertaking any of the following:
(A)    the Public REIT issues shares of its Common Stock;
(B)    the Public REIT issues other securities (including debt securities other than notes issued in connection with a Funding Loan);
(C)    the REIT Entities (other than the Public REIT) or Affiliate Entities issue new equity interests or securities (including debt securities other than notes issued in connection with a Funding Loan) to any Person not under the Control of, or not wholly owned, directly or indirectly, by, the Public REIT, provided that the Public REIT shall cause the other REIT Entities and the Affiliate Entities to restrict such issuances to equity interests or securities having substantially similar terms to the Series F Preferred Units; or
(D)    the Public REIT, directly or indirectly, sells any previously issued equity interests or securities in the other REIT Entities or the Affiliate Entities.
(b)    To the extent the REIT Entities or the Affiliate Entities borrow all or any portion of the Required Funds by entering into a Funding Loan pursuant to Section 4.3(a)(i), such borrowing entity shall, on the Funding Date, lend (the “REIT Loan”) to the Partnership the Funding Loan Proceeds on the same terms and conditions, including interest rate, repayment schedule and costs and expenses, as shall be applicable with respect to or incurred in connection with the Funding Loan, or contribute such amounts as preferred equity on substantially identical economic terms.
(c)    To the extent that the Required Funds are raised pursuant to Section 4.3(a)(ii), the General Partner shall, on the Funding Date, contribute to the Partnership, either directly or indirectly (i.e., through an Affiliate), as an additional Capital Contribution the amount of the Required Funds so raised (“Contributed Funds”). In the event the General Partner and/or an Affiliate of the General Partner advances Required Funds to the Partnership as Contributed Funds pursuant to this subparagraph (c), the Partnership shall assume and pay (or reflect on its books as additional Contributed Funds) the expenses (including any applicable underwriting discounts) incurred by the REIT Entities or the Affiliate Entities in connection with raising such Contributed Funds through a public offering of its securities or otherwise; provided that, to the extent such Required Funds are contributed to Nimbus and/or GGP LP, as applicable, shall assume and pay (or reflect on its books as additional contributions) such expenses.
(d)    Effective on each Funding Date, and without the consent of any other Partner, the Partnership shall issue to the General Partner and/or an Affiliate of the General Partner, as applicable, with respect to Contributed Funds relating to:
(i)    an issuance by the Public REIT of Common Stock, the number of additional Common Units equal to the product of (x) the number of shares of Common Stock issued by the Public REIT in connection with obtaining such Contributed Funds, and (y) the Conversion Factor;
(ii)    an issuance by the Public REIT of other equity interests or securities (including debt securities other than notes issued in connection with a Funding Loan), Preferred Units with terms that are equivalent to the terms of such other equity interests or securities, which Preferred Units shall, in the case of an issuance of debt securities, include an adjustment factor to ensure equivalency with any debt securities issued upon refinancing of such obligations;
(iii)    an issuance by the other REIT Entities or the Affiliate Entities of equity interests or securities (including debt securities other than notes issued in connection with a Funding Loan) to any Person not under the Control of, or not wholly owned, directly or indirectly, by, the Public REIT, the number of Series F Preferred Units equal to a fraction, the numerator of which shall be the liquidation value of such equity securities and the denominator of which shall be $1000; or
(iv)    a sale, directly or indirectly, by the Public REIT of equity interests or securities in the other REIT Entities or the Affiliate Entities, the number of additional Common Units equal to (x) the Conversion Factor multiplied by (y) the quotient of (1) the sale price of such equity interests divided by (2) the Current Per Share Market Price in respect of such transaction.
The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the issuance of Units in accordance with Sections 4.3 and 4.4 in the event that the General Partner deems such amendment to be desirable.
4.4    Stock Plans. If at any time or from time to time options granted in connection with the Stock Incentive Plan or any other Stock Plans are exercised in accordance with the terms thereof or shares of Common Stock are otherwise issued pursuant to any of the Stock Plans:
(a)    the Public REIT, General Partner and/or an Affiliate of the General Partner, as applicable, shall, as soon as practicable after such exercise, purchase or other issuance, contribute or cause to be contributed to the capital of the Partnership an amount equal to the exercise price or other purchase price paid to the Public REIT, General Partner and/or Affiliate of the General Partner, as applicable, by the exercising or purchasing party in connection with such exercise or issuance; and
(b)    the Partnership shall issue to the General Partner and/or Affiliate of the General Partner, as applicable, with respect to any exercise of options or purchase of shares of Common Stock pursuant to the Stock Plans, the number of additional Common Units equal to the product of (i) the number of shares of Common Stock issued by the Public REIT in connection with such exercise, purchase or issuance, multiplied by (ii) the Conversion Factor.
4.5    No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to, secure any debt or other obligation of the Partnership or of any of the Partners.
4.6    No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.
4.7    Preferred Units. The Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, and Series I Preferred Units have been established and have the rights, preferences, limitations and qualifications as are described in Schedule A, Schedule B, Schedule C, Schedule D, Schedule E, Schedule F, and Schedule G, respectively, in addition to the applicable rights and preferences contained herein.

ARTICLE V

Allocations and Other Tax and Accounting Matters
5.1    Allocations. The Net Income, Net Loss and/or other Partnership items shall be allocated pursuant to the provisions of Exhibit B hereto.
5.2    Distributions With Respect to Common Units and LTIP Units.
(b)    Subject to the terms of the Preferred Units and after giving effect to the same, the General Partner shall, from time to time as determined by the General Partner (but in any event not less frequently than quarterly), cause the Partnership to distribute all or a portion of the remaining Net Operating Cash Flow to the holders of Common Units, FV LTIP Units and AO LTIP Units on the relevant Partnership Record Date in such amounts as the General Partner shall determine; provided, however, that except as provided herein, all such distributions of Net Operating Cash Flow shall be made pro rata in accordance with the Partners’ then Percentage Interests. Notwithstanding the foregoing; the General Partner shall cause the Partnership to make a distribution to holders of Common Units (other than the General Partner and its Affiliates) as of any record date established by the Public REIT for any dividend by the Public REIT to the holders of Common Stock (the “Public REIT Distribution Record Date”) in an amount per Common Unit at least equal to the quotient obtained by dividing (A) the amount of such dividend per share of Common Stock payable by the Public REIT with respect to such Public REIT Distribution Record Date by (B) the Conversion Factor, and shall cause a corresponding distribution to be made to holders of FV LTIP Units and AO LTIP Units based on their respective Percentage Interests. Any such distribution shall be paid no later than the date on which the corresponding dividend is paid by the Public REIT to the holders of Common Stock. If there is insufficient Net Operating Cash Flow to make an equal distribution to the General Partner and its Affiliates in respect of each of their Common Units, then the distributions to the General Partner and its Affiliates in respect of their Common Units shall be limited to such remaining Net Operating Cash Flow. Notwithstanding the foregoing, distributions of Net Sales Proceeds and Net Financing Proceeds to a Partner in respect of an AO LTIP Unit shall not exceed the amount of net gain previously allocated or allocable in respect of such Unit with respect to the asset or assets disposed of or that are subject to the applicable financing. Amounts that otherwise would have been distributed to an AO LTIP Unit but for the preceding sentence shall be distributed to the Partners in accordance with their Percentage Interests, except that for this purpose all AO LTIP Units that are not eligible to participate in the distribution as a result of the preceding sentence shall be excluded from both the numerator and denominator in calculating Percentage Interests. Notwithstanding anything to the contrary contained herein, the General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts to enable the REIT Entities to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (ii) avoid any federal income or excise tax liability of the REIT Entities.

(c)    In no event may a Limited Partner receive a distribution of Net Operating Cash Flow in respect of a Unit that such Partner has exchanged for Common Stock pursuant to a Rights Agreement on or prior to the relevant Partnership Record Date; rather, all such distributions shall be made to the General Partner. Upon the receipt by the General Partner of each Exercise Notice pursuant to which one or more Limited Partners exercise Rights in accordance with the provisions of the Bucksbaum Rights Agreement, the General Partner shall, unless the Public REIT is required or elects only to issue Common Stock to such exercising Limited Partners, cause the Partnership to distribute to the Partners, pro rata in accordance with their Percentage Interests on the date of delivery of such Exercise Notice, all (or such lesser portion as the General Partner shall reasonably determine to be prudent under the circumstances) of Net Operating Cash Flow, which distribution shall be made prior to the closing of the purchase and sale of the Offered Units specified in such Exercise Notice.
5.3    Books of Account. At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times have access to such books and records and the right to inspect the same.
5.4    Reports. The Public REIT shall cause to be submitted to the Limited Partners, promptly upon receipt of the same from the Accountants and in no event later than April 1 of each year, copies of Audited Financial Statements prepared on a consolidated basis for the Public REIT and the Partnership together with their consolidated subsidiaries, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants. The Public REIT shall also cause to be prepared such reports and/or information as are necessary for the REIT Entities to determine their qualification as a REIT and their compliance with REIT Requirements.
5.5    Audits. Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants. The General Partner shall, unless determined otherwise by the General Partner, engage the Accountants to audit the books and records of the Property Partnerships.
5.6    Tax Elections and Returns.
(a)    All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion, including without limitation an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of transfers of Units, and the General Partner shall not be required to make any such election.
(b)    The General Partner shall cause the Accountants to prepare and file all state and federal tax returns on a timely basis. The General Partner shall be responsible for preparing and filing all federal and state tax returns for the Partnership and furnishing copies thereof to the Partners, together with required Partnership schedules showing allocations of tax items and copies of the tax returns of all Property Partnerships, all within the period of time prescribed by law or by the provisions hereof.
5.7    Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership.
5.8    Withholding. Each Partner hereby authorizes the Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including without limitation any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. To the extent any withholding payment is made from funds withheld upon a distribution, the amount of such withholding payment will be treated as distributed to such Partners for all purposes of this Agreement. Any amount paid on behalf of or with respect to a partner, with respect to any distribution to a Partner on which the Partnership did not withhold or with respect to any Partner’s allocable share of income of the Partnership, shall constitute a loan by the Partnership to such Partner, which loan shall be due within fifteen (15) days after repayment is demanded of such Partner and shall be repaid through withholding of subsequent distributions to such Partner. Nothing in this Section 5.8 shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds in order to make payments on account of any liability of the Partnership under a withholding tax act. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (a) the Prime Rate and (b) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner to whose distribution the tax is attributable.
5.9    Distributions with Respect to Preferred Units.
(a)    The holders of Series B Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $1.0625 per Series B Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series B Preferred Unit is then convertible, as more particularly described in Schedule A.
(b)    The holders of Series D Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of (i) $0.8125 per Series D Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series D Preferred Unit is then convertible, as more particularly described in Schedule B.
(c)    The holders of Series E Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to the greater of

(i) $0.875 per Series E Preferred Unit and (ii) the amount of regular quarterly cash distributions upon the number of Common Units into which such Series E Preferred Unit is then convertible, as more particularly described in Schedule C.
(d)    The holders of Series F Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to $25 per Series F Preferred Unit, as more particularly described in Schedule D.
(e)    The holders of Series G Preferred Units are entitled to quarterly, cumulative partnership distributions when, if and as declared, in an amount equal to $0.3984375 per Series E Preferred Unit, as more particularly described in Schedule E.
(f)    The holders of Series H Preferred Units are entitled to monthly, cumulative partnership distributions when, if and as declared, in an amount calculated at the applicable per annum rate applied to the $1,000 liquidation preference per Series H Preferred Unit, as more particularly described in Schedule F.
(g)    The holders of Series I Preferred Units are entitled to monthly, cumulative partnership distributions when, if and as declared, in an amount calculated at the applicable per annum rate applied to the $1,000 liquidation preference per Series I Preferred Unit, as more particularly described in Schedule G.
5.10    Redemption of Common Units. In the event that Nimbus or GGP LP distributes shares of Common Stock to the holders of its common units (or effectuates a pro rata redemption of its common units in exchange for shares of Common Stock) and a portion of such shares are directly or indirectly received by the Public REIT and thereby canceled, then the General Partner shall have the right, without the consent of any other Partners, to cause the Partnership to redeem Common Units from all holders on a pro rata basis in exchange for any or all shares of Common Stock that the Partnership receives in such distribution. The redemption price paid by the Partnership shall be a number of shares of Common Stock equal to the quotient of (A) the number of Common Units redeemed divided by (B) the Conversion Factor. Any such redemption shall be pro rata from all holders of Common Units based on the number of Common Units held by each holder, provided that the General Partner may make such adjustments as are necessary in order to avoid being required to transfer fractions of a share of Common Stock in connection with any such redemption.
ARTICLE VI

Rights, Duties and Restrictions of the General Partner
6.1    Expenditures by Partnership. The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. All of the aforesaid expenditures shall be made on behalf of the Partnership and the General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall be made other than out of the funds of the Partnership. The General Partner and the Public REIT agree to cause the Property Partnerships to reimburse the Partnership for all such expenditures and to assume, and pay when due, all Administrative Expenses.

6.2    Powers and Duties of General Partner. The General Partner shall be responsible for the management of the Partnership’s business and affairs. Except as otherwise herein expressly provided, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized. Except as otherwise expressly provided herein, the General Partner shall have the right, power and authority:
(c)    To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership;
(d)    To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easements or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;
(e)    To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to, the engagement of the Property Manager pursuant to the Management Agreements and the employment or engagement of other contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(f)    To enter into contracts on behalf of the Partnership;
(g)    To borrow money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit or accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise or liquidate any such loan, advance, credit, obligation or liability;
(h)    To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference, to any dealings or transactions which any attorney may deem necessary, proper or advisable;
(i)    To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership;
(j)    To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;
(k)    To demand, sue for, receive and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(l)    To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;
(m)    To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;
(n)    To maintain the Partnership’s books and records; and
(o)    To prepare and deliver, or cause to be prepared and delivered by the Partnership’s Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal and state tax returns and reports.
Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
6.3    [Intentionally Omitted].
6.4    [Intentionally Omitted].
6.5    Public REIT Participation. The Public REIT agrees that all business activities of the Public REIT, the Affiliate Entities and the other REIT Entities, including activities pertaining to the acquisition, development and ownership of Properties, shall be conducted through the Partnership, Nimbus or GGP LP (other than the Public REIT’s, Affiliate Entities’ or the other REIT Entities’ direct or indirect interest of not more than one percent (1%) in Property Partnerships not owned through the Partnership). Without the Consent of the Limited Partners, the Public REIT shall not, directly or indirectly, and shall cause the Affiliate Entities and/or the other REIT Entities not to directly or indirectly, participate in or otherwise acquire any interest in any real or personal property unless the Partnership, Nimbus and/or GGP LP participate in, or otherwise acquire an interest in, such real or personal property at least to the extent of 99 times such proposed participation by the Public REIT, the Affiliate Entities and/or the other REIT Entities, as applicable. The Public REIT agrees and agrees on behalf of the Affiliate Entities and the other REIT Entities that all borrowings for the purpose of making distributions to its stockholders will be incurred by the Partnership or the Property Partnerships and the proceeds of such indebtedness will be included as Net Financing Proceeds hereunder.

6.6    Proscriptions. The General Partner shall not have the authority to:
(a)    Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;
(b)    Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or
(c)    Do any act in contravention of applicable law.
Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument or document on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.
6.7    Additional Partners. Additional Partners may be admitted to the Partnership only as provided in Section 8.3 hereof.
6.8    Title Holder. To the extent allowable under applicable law, title to all or any part of the properties of the Partnership may be held in the name of the Partnership or any other individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership. Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner.
6.9    Compensation of the General Partner. The General Partner shall not be entitled to any compensation for services rendered to the Partnership solely in its capacity as General Partner except with respect to reimbursement for those costs and expenses constituting Administrative Expenses.
6.10    Waiver and Indemnification.
(a)    Neither the General Partner nor any Person acting on its behalf pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the General Partner by this Agreement and the Act, provided that the General Partner’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the General Partner or such other Person shall not be guilty of fraud, misconduct or gross negligence. The Partnership shall, and hereby does, indemnify and hold harmless the General Partner and its Affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

(b)    Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not be entitled to such indemnification, all rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Partnership and no Partner shall be liable therefor.
6.11    [Intentionally Omitted]
6.12    Operation in Accordance with REIT Requirements. The Partners acknowledge and agree that the Partnership shall be operated in a manner that will enable the REIT Entities to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal income or excise tax liability. The Partnership shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in the REIT Entities ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on the REIT Entities. The determination as to whether the Partnership has operated in the manner prescribed in this Section 6.12 shall be made without regard to any action or inaction of the General Partner with respect to distributions and the timing thereof.
ARTICLE VII

Dissolution, Liquidation and Winding-Up
7.1    Accounting. In the event of the dissolution, liquidation and winding-up of the Partnership, a proper accounting (which shall be certified) shall be made of the Capital Account of each Partner and of the Net Income or Net Losses of the Partnership from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant selected by the Liquidating Trustee.
7.2    Distribution on Dissolution. In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:
(a)    Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;
(b)    Establishment of reserves as provided by the General Partner to provide for contingent liabilities, if any;

(c)    Payment of debts of the Partnership to any Partner, in the order of priority provided by law;
(d)    Payment to the holders of Preferred Units in accordance with the terms thereof (as referenced in Section 7.8 hereof); and
(e)    To the Partners holding Common Units or LTIP Units in proportion to the Common Units and LTIP Units held by each such Partner. Notwithstanding anything to the contrary in this Section 7.2(e) or elsewhere in this Agreement, (i) distributions to a Partner in respect of a FV LTIP Unit or an AO LTIP Unit shall be limited to the Partner’s Economic Capital Account Balance attributable to such Unit as of the date of liquidation (and after taking into account any allocations pursuant to the liquidation) and (ii) amounts that otherwise would have been distributed to such LTIP Units shall be distributed to the Partners holding Common Units or LTIP Units in proportion to the Common Units and LTIP Units held by them (excluding for this purpose all LTIP Units that are not eligible to participate in any further distributions as a result of the foregoing clause (i) of this Section 7.2(e)).
Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the above provisions.
7.3    Timing Requirements. In the event that the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Partners pursuant to Sections 7.2(d) and 7.2(e) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.
7.4    Sale of Partnership Assets. In the event of the liquidation of the Partnership in accordance with the terms of this Agreement, the Liquidating Trustee may sell Partnership or Property Partnership property if the Liquidating Trustee has in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any such sale; provided, however, all sales, leases, encumbrances or transfers of Partnership assets shall be made by the Liquidating Trustee solely on an “arm’s-length” basis, at the best price and on the best terms and conditions as the Liquidating Trustee in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Limited Partners. The liquidation of the Partnership shall not be deemed finally terminated until the Partnership shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all obligations of the Partnership have been satisfied or assumed by the General Partner. The Liquidating Trustee shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until paid in full.
7.5    Distributions in Kind. In the event that it becomes necessary to make a distribution of Partnership property in kind, the General Partner may, with the Consent of the Limited Partners, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2 hereof. Notwithstanding the foregoing, the Partnership may make distributions with respect to Common Units or LTIP Units in the form of Common Stock and/or Common Units without the Consent of the Limited Partners.
7.6    Documentation of Liquidation. Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the partnership.
7.7    Liability of the Liquidating Trustee. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arose out of:
(h)    A matter entirely unrelated to the Liquidating Trustee’s action or conduct pursuant to the provisions of this Agreement; or
(i)    The proven misconduct or negligence of the Liquidating Trustee.
7.8    Liquidation Preference of Preferred Units. With respect to liquidation of the Partnership:
(a)    The holders of Series B Preferred Units shall have the rights and preferences described in Schedule A.
(b)    The holders of Series D Preferred Units shall have the rights and preferences described in Schedule B.
(c)    The holders of Series E Preferred Units shall have the rights and preferences described in Schedule C.
(d)    The holders of Series F Preferred Units shall have the rights and preferences described in Schedule D.
(e)    The holders of Series G Preferred Units shall have the rights and preferences described in Schedule E.
(f)    The holders of Series H Preferred Units shall have the rights and preferences described in Schedule F.
(g)    The holders of Series I Preferred Units shall have the rights and preferences described in Schedule G.
7.9    Negative Capital Accounts.

(c)    Except as provided in the next sentence and Section 7.9(b), no Partner shall be liable to the Partnership or to any other partner for any deficit or negative balance which may exist in its Capital Account. Upon liquidation of any Obligated Partner’s interest in the Partnership, whether pursuant to a liquidation of the Partnership or by means of a distribution to the Obligated Partner by the Partnership, if such Obligated Partner has a deficit balance in its Capital Account, after giving effect to all contributions, distributions, allocations and adjustments to Capital Accounts for all periods, each such Obligated Partner shall contribute to the capital of the Partnership an amount equal to its respective deficit balance. Each Obligated Partner having such an obligation to restore a deficit Capital Account shall satisfy such obligation by the end of the fiscal year of liquidation (or, if later, within ninety (90) days following the liquidation and dissolution of the Partnership) or distribution to such Obligated Partner, as the case may be. Any such contribution by an Obligated Partner shall be used to make payments to creditors of the Partnership and such Obligated Partners (i) shall not be subrogated to the rights of any such creditor against the General Partner, the Partnership, another Partner or any Person related thereto, and (ii) hereby waive any right to reimbursement, contribution or similar right to which such Obligated Partners might otherwise be entitled as a result of the performance of their obligations under this Agreement.
(d)    Notwithstanding any other provision of this Agreement, an Obligated Partner other than Koury Corporation shall cease to be an Obligated Partner upon the earlier of (i) nine months after the death of such Obligated Partner or (ii) six months after (A) any date after the third anniversary date of the date of the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership dated as of April 1, 1998, which is selected by the Obligated Partner as the date upon which such Obligated Partner’s obligation hereunder shall terminate (and for which notice of such date shall be given at least 60 days prior to such selected date) or (B) an exchange of all of such Obligated Partner’s remaining Units for shares of Common Stock or preferred stock of the Public REIT (pursuant to a Rights Agreement) or in an otherwise taxable sale or exchange of all of such Obligated Partner’s Units provided that at the time of or during such six-month period following such event set forth in (ii)(A) or (B), there has not been: (X) an entry of decree or order for relief in respect of the Partnership by a court having jurisdiction over a substantial part of the Partnership’s assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar Official) of the Partnership or of any substantial part of its property, ordering the winding up or liquidation of the Partnership’s affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or (Y) the commencement against the Partnership of an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or (Z) the commencement by the Partnership of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Partnership or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of the Partnership generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing. Following the passage of the six-month period after the event set forth in clause (ii)(A) or (B) of this paragraph, an Obligated Partner shall cease to be an Obligated Partner at the first time, if any, that all of the conditions set forth in (X) through (Z) above are no longer in existence.
(e)    Notwithstanding any other provision of this Agreement, Koury Corporation shall cease to be an Obligated Partner immediately upon the earlier of (i) any date which is selected by Koury Corporation as the date upon which its status as an Obligated Partner hereunder shall terminate (and for which notice of such selected date shall be given at least 60 days prior to such selected date, but only if such selected date is not earlier than the first anniversary date of the last day of the Partnership’s most recent completed tax year in which Koury Corporation’s Protected Amount increased), (ii) an exchange of all of Koury Corporation’s remaining Units for shares of Common Stock of the Public REIT (pursuant to a Rights Agreement) or in an otherwise taxable sale, or exchange of all of such Obligated Partner’s Units; or (iii) the Partnership’s termination, for a Partnership purposes, of Koury Corporation’s status as an Obligated Partner on any date that follows March 5, 2017.
ARTICLE VIII

Transfer of Units
8.1    General Partner Transfer. The General Partner shall not withdraw from the Partnership and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Units, either to a new General Partner or a Limited Partner, except by operation of law, without the Consent of the Limited Partners. Upon any transfer of Units to a new General Partner in accordance with the provisions of this Section 8.1, the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Units so acquired. It is a condition to any transfer of Units to a new General Partner otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners, in their reasonable discretion. In the event the General Partner withdraws from the Partnership in violation of this Agreement or otherwise, or dissolves or terminates or upon the Bankruptcy of the General Partner, a Majority-in-Interest of the Limited Partners may elect to continue the Partnership business by selecting a substitute general partner. Notwithstanding the foregoing, the General Partner shall be permitted at any time, and from time to time, to transfer its

Units to the Public REIT or one or more subsidiaries thereof without the Consent of the Limited Partners; provided, however, that such transfer shall not materially change the proportionate direct or indirect ownership in the Partnership by the Public REIT; provided further, such new General Partner shall be under the Control of the Public REIT.
8.2    Transfers by Limited Partners. Each Limited Partner shall, subject to the provisions of this Section 8.2 and Section 8.4 hereof, have the right to transfer all or a portion of its Units to any Person, whether or not in connection with the exercise of the Rights. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Units and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner in its reasonable discretion. Upon such transfer, the transferee shall be admitted as a substituted limited partner as such term is defined in the Act (the “Substituted Limited Partner”) and shall succeed to all of the rights of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner; provided, however, that notwithstanding the foregoing, any transferee of any transferred Units, to the extent such transferee is entitled to exercise Rights under the Rights Agreement, shall be subject to any and all ownership limitations contained in the Charter which may limit or restrict such transferee’s ability to exercise the Rights. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than to receive such portion of the distributions made by the Partnership as are allocable to the Units transferred.
8.3    Issuance of Additional Common Units. At any time without the consent of any Partner, but subject to the provisions of Section 8.4 hereof, the General Partner may, upon its determination that the issuance of additional Units (“Additional Units”) is in the best interests of the Partnership, cause the Partnership to issue Additional Units to and admit as a Limited Partner in the Partnership, any Person (the “Additional Partner”) in exchange for such consideration as the General Partner deems appropriate, including, without limitation, the contribution by such Person of cash and/or property desirable to further the purposes of the Partnership under Section 2.3 hereof or past or future services rendered by such Person to or for the benefit of the Partnership. The General Partner may admit an Additional Partner to the Partnership upon such terms as it deems appropriate. The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Additional Partner in accordance with the provisions of this Section 8.3 in the event that the General Partner deems such amendment to be desirable, and the General Partner promptly shall deliver a copy of such amendment to each Limited Partner. Notwithstanding anything contained herein to the contrary, an Additional Partner that acquires Additional Units pursuant to this Section 8.3 shall not acquire any interest in and may not exercise or otherwise participate in any Rights pursuant to the Rights Agreements unless they are expressly granted such rights.
8.4    Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of Units by any Partner be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Partnership or any Property Partnership is a party or otherwise bound; (iii) in violation of applicable law; (iv) of any component portion of a Unit, such as the Capital Account, or rights to Net Operating Cash Flow, separate and apart from all other components of such Unit (other than such assignments of the right to receive distributions as the General Partner shall approve in writing which approval the General Partner may withhold in its sole discretion); (v) in the event such transfer would cause the REIT Entities to cease to comply with the REIT Requirements; (vi) if such transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes; (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any assets of the Partnership to constitute assets of a benefit plan investor pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended or (viii) if such transfer is effectuated through an “established securities market” or “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code. Notwithstanding anything in this Agreement to the contrary:
(d)    no Limited Partner admitted to the Partnership after June 29, 1998 may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof to any Foreign Owner (and no interest in such Limited Partner or any Person that directly or indirectly owns an interest in such Limited Partner may be transferred if such Limited Partner shall become a Foreign Owner as the result of such transfer) without the prior written consent of the General Partner (which consent may be given or withheld in the sole discretion of the General Partner); and
(e)    no other Limited Partner may sell, assign or otherwise transfer its Units or other interest in the Partnership or any portion thereof to any Foreign Owner (and no interest in such Limited Partner or any Person that directly or indirectly owns an interest in such Limited Partner may be transferred if such Limited Partner shall become a Foreign Owner as the result of such transfer) without providing written notice of the same to the General Partner. Any such written notice shall be received by the General Partner at least thirty days prior to any such sale, assignment or other transfer.
Any sale, assignment or other transfer of Units or other interests in the Partnership made in violation of this Agreement (including without limitation any sale, assignment or other transfer of Units made without giving the notice described above at the time described above) shall be null and void ab initio.
8.5    Issuance of LTIP Units. The General Partner, in its sole and absolute discretion, is hereby authorized without the approval of the Limited Partners or any other Person to cause the Partnership from time to time to issue to any Person providing services to or for the benefit of the Partnership, which may include Partners, LTIP Units in one or more classes, or one or more series of any of such classes, with such designations, preferences, and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner in its sole and absolute discretion subject to the Act and Delaware law, including, without limitation, (i) the rights of each such class or series of Units to an allocation of Net Income or Net Loss (or items thereof) to each such class or series of Units; (ii) the rights of each such class or series of Units to share in Partnership distributions; (iii) the rights of each such class or series of Units upon dissolution and liquidation of the Partnership; and (iv) the right to vote, if any, of each such class or series of Units; provided that (A) LTIP Units of any series (other than AO LTIP Units and FV LTIP Units) shall not disproportionately affect any one Common Unitholder or group of Common Unitholders, and (B) no such additional Units or other partnership interests shall be issued to the General Partner or the Public REIT or any direct or indirect wholly or partly-owned subsidiary of the Public REIT, unless, in the case of clause (B), the additional partnership interests are issued in connection with the grant, award or issuance of REIT Shares or New Securities that have designations, preferences and other rights such that the economic interests attributable to such REIT Shares or New Securities are substantially similar to the designations, preferences and other rights of the additional partnership interests issued to the General Partner or the Public REIT or any direct or indirect wholly or partly-owned subsidiary of the Public REIT (as appropriate). Upon the issuance of any LTIP Units by the Partnership, the General Partner shall cause one or more of the Property Partnerships to issue additional interests to the Partnership on terms that are, in the aggregate, substantially similar to the applicable LTIP Units so that the Partnership will receive additional distributions and other rights in respect of the Property Partnerships equivalent to those to which the recipient of the LTIP Units is entitled in respect of the Partnership. The General Partner’s determination that the consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the partnership interests are validly issued and paid. The General Partner shall be authorized on behalf of each of the Partners to amend this Agreement to reflect the admission of any Additional Partner in accordance with the provisions of this Section 8.5 in the event that the General Partner deems such amendment to be desirable. The provisions of Section 13.12 of this Partnership Agreement shall apply to the issuance of LTIP Units.

ARTICLE IX

Rights and Obligations of the Limited Partners
9.1    No Participation in Management. Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.
9.2    Bankruptcy of a Limited Partner. The Bankruptcy of any Limited Partner shall not cause a dissolution of Partnership, but the rights of such Limited Partner to share in the Net Income or Net Losses of the Partnership and, to receive distributions of Partnership funds shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such assignee(s) become a Substituted Limited Partner without the consent of the General Partner.
9.3    No Withdrawal. No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as expressly provided in this Agreement.

9.4    Duties and Conflicts. The General Partner recognizes that the Limited Partners and their Affiliates have or may hereafter have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. The Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.
ARTICLE X     [Intentionally Omitted]
ARTICLE XI     [Intentionally Omitted]
ARTICLE XII

Arbitration of Disputes
12.1    Arbitration. Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Partners and any claims, disputes and controversies between any one or more Partners) arising out of or in connection with this Agreement or the Partnership relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration in New York, New York, in accordance with this Article XII and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the Arbitration Association.
12.2    Procedures. Any arbitration called for by this Article XII shall be conducted in accordance with the following procedures:
(j)    The Partnership or any Partner (the “Requesting Party”) may demand arbitration pursuant to Section 12.1 hereof at any time by giving written notice of such demand (the “Demand Notice”) to all other Partners and (if the Requesting Party is not the Partnership) to the Partnership which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.
(k)    Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Partners and/or the Partnership against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the

Requesting Party and the Responding Party shall use their best efforts to select a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as their respective Qualified Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall only select a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a present or former partner of a nationally known accounting firm having no affiliation with any of the parties as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.
(l)    The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.
(m)    The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of any party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.
12.3    Binding Character. Any decision rendered by the arbitration panel pursuant to this Article XII shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.
12.4    Exclusivity. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 12.1 hereof, and the Partnership and its Partners stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Article XII shall survive the dissolution of the Partnership.
12.5    No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.
ARTICLE XIII

General Provisions

13.1    Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this Section 13.1, the addresses of the parties hereto shall be as set forth in the books and records of the Partnership. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof. Notwithstanding anything to the contrary herein, no provision of this Agreement requiring notice of any event prior to the occurrence thereof shall apply to stock splits, subdivisions, dividends, combinations or any other similar event occurring after the date hereof.
13.2    Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.
13.3    Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware (without regard to its conflicts of law principles).
13.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
13.5    Partners Not Agents. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.
13.6    Entire Understanding; Etc.. This Agreement, together with any and all Contribution Agreements and Rights Agreements, constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter within (including without limitation the Third Restated Partnership Agreement except for the consents, approvals, waivers, representations and warranties given therein, and the agreements by Partners to be bound by the provisions thereof, as the same is amended hereby, which shall continue in full force and effect).
13.7    Amendments. Except as set forth below or in Schedules A-H, the General Partner may amend this Agreement in any respect without the consent of any Partner. Notwithstanding the foregoing, without the Consent of the Limited Partners, the General Partner may not amend this Agreement: (a) to enlarge the obligation of any Partner to make contributions to the capital of the Partnership, as provided for in Article IV above; (b) to modify the Limited Partners’ rights to allocations and distributions set forth herein, except (i) to set forth or amend the designations, rights, powers, duties and preferences of any Additional Units, or reflect the issuance of Additional Units, pursuant to Section 8.3, (ii) to reflect the transfer or redemption of Units, (iii) to amend the designations, rights, powers, duties and preferences of any Units other than Common Units, (iv) to reflect a change that is of an inconsequential nature or does not adversely affect the rights of the Limited Partners hereunder or to cure any ambiguity or correct any provision in this Agreement not inconsistent with law or with other provisions, or (v) as required by law; (c) to amend Sections 2.1, 3.2, 4.3, 6.5, 6.6 or 7.5 or Article VIII; or (d) to amend this sentence. Notwithstanding anything to the contrary contained herein, (i) without the written consent of a Limited Partner, this Agreement may not be amended to convert such Limited Partner’s partnership interest in the Partnership to a general partnership interest (or otherwise adversely affect such Limited Partner’s limited liability) and (ii) without the written consent of a Limited Partner holding Common Units, this Agreement may not be amended to materially adversely affect such Limited Partner’s rights to distributions or allocations in respect of such Common Units except in connection with the admission of Additional Partners or unless such amendment affects the Bucksbaum Limited Partners in the same manner on a Unit-for-Unit basis. The immediately preceding sentence of this Section 13.7 may not be amended to modify the approval rights of a Partner without such Partner’s consent.
13.8    Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.
13.9    Trust Provision. This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.
13.10    Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to “including” shall be deemed to mean “including without limitation.”
13.11    Assurances. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
13.12    Issuance of Certificates. The General Partner may, in its sole discretion, issue a certificate setting forth the name of any Partner and the number of Units owned by such Partner and, in such event, the General Partner shall establish such rules and regulations relating to issuances and reissuances of certificates upon transfer of Units, the division of Units among multiple certificates and the loss, theft, destruction or mutilation of certificates as the General Partner reasonably deems appropriate. Notwithstanding anything to the contrary contained herein or in any certificate, (a) no certificate issued by the Partnership shall constitute a certificated security under Article 8 of the Uniform Commercial Code or an instrument, (b) the issuance or existence of certificates shall not create any rights on the part of the holders of such certificates or other Persons that would not exist if such certificates had not been issued, (c) the Partnership shall have no liability to holders of certificates or other persons that it would not have had if it had not issued such certificates, and (d) only those Persons shown on the Partnership’s book and records as the registered owner of any particular Unit shall have any rights as a Limited Partner or otherwise with respect thereto.

13.13    November 20, 2003 Division of Common Units. On November 20, 2003, (a) GGP, Inc., the entity to which the General Partner is successor, effected a three for one split of its common stock (the “Stock Split”) and the Partnership effected a three for one split of the Common Units, such that each Common Unit then outstanding was deemed to be three Common Units, so that, as of such time, each holder of record of Common Units, automatically and without further action, was deemed to be the holder of two additional Common Units for each Common Unit held immediately prior to such time (the “Unit Split”) and (b) there was no adjustment of the Conversion Factor on account of the Stock Split; provided, however, that for Common Units issued and outstanding on or prior to November 20, 2003 (the “Legacy Units”), (x) if the rights under any Specified Rights Agreement (as defined below) are exercised as to one or more Legacy Units, then, effective immediately prior to the redemption or purchase of such Legacy Units pursuant to such Specified Rights Agreement, the Unit Split shall be completely reversed as to such Legacy Units and each such Legacy Unit, automatically and without further action, shall be deemed to be one-third of a Common Unit and (y) if such Legacy Units are transferred to the General Partner (rather than the Partnership) pursuant to such Specified Rights Agreement, then, effective immediately following such transfer, the Unit Split shall be completely reinstated as to such Legacy Units and each such Legacy Unit, automatically and without further action, shall be deemed to be three Common Units. For purposes hereof, a “Specified Rights Agreement” is any Rights Agreement pursuant to which the “Conversion Factor” (or the equivalent) referred to therein is adjusted as the result of the Stock Split and such adjustment is not completely reversed as a result of the Unit Split. The purpose of the proviso contained in the first sentence of this paragraph is to ensure that there are not duplicative adjustments with respect to any Legacy Units on account of the Stock Split, and this Section 13.3 shall be interpreted and applied consistently therewith.
13.14    Performance by the Public REIT. The Public REIT shall cause the General Partner and the Affiliates of the General Partner to fulfill their obligations, as applicable, under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.
GENERAL PARTNER:

GGP REAL ESTATE HOLDING II, INC.,
a Delaware corporation

By:     /s/ Michael B. McVickar
Michael B. McVickar
Authorized Signatory

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Solely for the limited purpose set forth in Sections 4.3, 4.4, 5.4, 5.10, 6.1, 6.5, 8.1 and 13.14.
PUBLIC REIT:

GENERAL GROWTH PROPERTIES, INC.,
a Delaware corporation

By:    /s/ Stacie L. Herron
    Stacie L. Herron
Authorized Signatory

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

SCHEDULE A
1.Definitions. As used in this Schedule A, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Distribution Period” shall mean the quarterly period that is then the dividend period with respect to the Common Stock or, if no such dividend period is established, the calendar quarter shall be the Dividend Period; provided that (a) the initial distribution period shall commence on July 10, 2002 and end on and include September 30, 2002 and (b) the distribution period in which the final liquidation payment is made pursuant to Section 7.2 of the Fourth Amended and Restated Agreement of Limited Partnership shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.
“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the Public REIT on its shares of Common Stock for such Distribution Period or, if no such distribution payment date is established, the last business day of such Distribution Period.
“Fair Market Value” shall mean the average of the daily Closing Price during the five consecutive Trading Days selected by the General Partner commencing not more than 20 Trading Days before, and ending not later than, the day in question with respect to the issuance or distribution requiring such computation.
“Fifteenth Anniversary Date” shall mean July 10, 2017.
1.    Designation and Number; Etc. The Series B Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series B Preferred Units shall be 1,426,392.6660. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule A and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule A shall control. For purposes of this Amendment, the rights of the Series B Preferred Units shall be construed to include their rights under the Redemption Rights Agreement (Common Units) and Redemption Rights Agreement (Series B Preferred Units).
2.    Rank. The Series B Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(a)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to such Series B Preferred Units;

(b)    on a parity with the Series D Preferred Units, the Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior in right of payment to the Series B Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and
(c)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series B Preferred Units in accordance with Section 4 of this Schedule A.
3.    Voting.
(a)    Holders of Series B Preferred Units shall not have any voting rights, except as provided by applicable law and as described below in this Section 4.
(b)    So long as any Series B Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of, any class or series of partnership interests in the Partnership ranking prior to the Series B Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Units or the holders thereof. Notwithstanding anything to the contrary contained herein, none of the following shall be deemed to materially and adversely affect any such right, preference, privilege or voting power or otherwise require the vote or consent of the holders of the Series B Preferred Units: (X) the occurrence of any Event so long as either (1) the Partnership is the surviving entity, such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged or (2) interests in an entity having substantially the same rights and terms as the Series B Preferred Units are substituted for the Series B Preferred Units and such entity is the principal direct subsidiary of a publicly traded REIT whose common equity is traded on the New York Stock Exchange, (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case ranking on a parity with or junior to the Series B Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) the dissolution, liquidation and/or winding-up of the Partnership.

The foregoing voting provisions shall not apply if at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Units shall have been converted or redeemed.
For purposes of the foregoing provisions of this Section 4, each Series B Preferred Unit shall have one (1) vote. Except as otherwise required by applicable law or as set forth herein, the Series B Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action.
4.    Distributions.
(a)    With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series B Preferred Units, the holders of Series B Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of distributions, quarterly cumulative cash distributions in an amount per Series B Preferred Unit equal to the greater of (i) $1.0625 and (ii) the amount of the regular quarterly cash distribution for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series B Preferred Unit is then convertible in accordance with Section 7 of this Schedule A (but, with respect to any Distribution Period ending after the Fifteenth Anniversary Date, no amount shall be paid in respect of clause (ii) of this paragraph in respect of the portion of such Distribution Period occurring after the Fifteenth Anniversary Date). Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause (i) and (ii) of this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year. The distributions upon the Series B Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not there are funds legally available for the payment thereof and whether or not such distributions are declared or authorized. The record date for distributions upon the Series B Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls). Accumulated and unpaid distributions for any past Distribution Periods to be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series B Preferred Units, whether or not in arrears, including, without limitation, any distribution payment that is deferred pursuant to Section 5(g) of this Schedule A.
(b)    No distribution on the Series B Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Series B Preferred Units shall accumulate whether or not any of the foregoing restrictions exist.
(c)    Except as provided in Section 5(d) of this Schedule A, so long as any Series B Preferred Units are outstanding, (i) no distributions (other than in Common Units or other Units ranking junior to the Series B Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series B Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series B Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series B Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.
(d)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series B Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per Unit of Series B Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued distributions per Unit on the Series B Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.
(e)    Holders of Series B Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.
(f)    Distributions with respect to the Series B Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule A shall be construed and applied consistently with such Treasury Regulations.
(g)    Notwithstanding anything to the contrary contained herein (but subject to the last sentence of Section 5(a) hereof), if the distributions with respect to the Series B Preferred Units made on or prior to the second anniversary of the issuance of the Series B Preferred Units would result in any holder of Series B Preferred Units receiving, an annual return on such holder’s “unreturned capital” (as defined for purposes of Treasury Regulation Section 1.707-4(a)) for a fiscal year (treating the fiscal year in which such second anniversary occurs as ending on such date) in excess of the Safe Harbor Rate (as defined below), then the distributions to such holder in excess of such Safe Harbor Rate will be deferred, will cumulate and will be paid, if and to the extent declared or authorized by the General Partner on behalf of the Partnership and subject, to the provisions of Section 5(b) hereof, on the earlier to occur of (i) the disposition of the Series B Preferred Units to which such deferred distributions relate in a transaction in which the disposing holder recognizes taxable gain thereon or (ii) the first distribution payment date with respect to the Series B Preferred Units following the second anniversary of the issuance of the Series B Preferred Units. For purposes of the foregoing, the “Safe Harbor Rate” shall equal 150% of the highest applicable federal rate, based on annual compounding, in effect for purposes of Section 1274(d) of the Code at any time between the date of the issuance of the Series B Preferred Units and the date on which the relevant distribution payment is made. Notwithstanding anything to the contrary contained herein, any distributions that are deferred under this Section 5(g) shall be deemed to have been paid in full for purposes of Sections 5(c) and (d) of this Schedule A until the end of the Distribution Period during which they are to be paid as provided above.
(h)    For any quarterly period, any amounts paid with respect to the Series B Preferred Units in excess of the amount that would have been paid with respect to such Units for such period had they been converted into Common Units in accordance with the terms of Section 7 of this Schedule A are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of allocating Net Income and Net Loss or otherwise maintaining Capital Accounts.
5.    Liquidation Preference.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series B Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series B Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership, an amount equal to the greater of (i) $50.00, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution and (ii) the amount that a holder of such Series B Preferred Unit would have received upon final distribution in respect of the number of Common Units into which such Series B Preferred Unit was convertible immediately prior to such date of final distribution (but no amount shall be paid in respect of the foregoing clause (ii) after the Fifteenth Anniversary Date) if, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series B Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series B Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series B Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership.
(b)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(c)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule A, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

6.    Conversion. Holders of Series B Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:
(a)    A holder of Series B Preferred Units shall have the right, at such holder’s option, at any time (subject to the proviso contained in the immediately succeeding sentence), to convert any whole number of Series B Preferred Units, in whole or in part, into Common Units. Each Series B Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50.00 face amount per Unit, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the end of the last Distribution Period (but without duplication of the distributions, if any, which the holder of such Series B Preferred Unit is entitled to receive for such last Distribution Period pursuant to the third paragraph of Section 7(b) of this Schedule A or in respect of the Common Units into which such Series B Preferred Unit is converted) by (ii) a conversion price of $16.6667 per Common Unit (equivalent to a conversion rate of three Common Units for each Series B Preferred Unit), subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”); provided, however, that the right to convert Series B Preferred Units may not be exercised after the Fifteenth Anniversary Date. No fractional Common Units will be issued upon any conversion of Series B Preferred Units. Instead, the number of Common Units to be issued upon each conversion shall be rounded to the nearest whole number of Common Units.
(b)    To exercise the conversion right, the holder of each Series B Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series B Preferred Unit. Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Unit is registered, each Series B Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).
As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series B Preferred Units in accordance with the provisions of this Section 7. In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.
A holder of Series B Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series B Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series B Preferred Units were converted. Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series B Preferred Units or for distributions on the Common Units that are issued upon such conversion.
Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.
(c)    The Conversion Price shall be adjusted from time to time as follows:
(i)    If the Partnership shall, after the date on which the Series B Preferred Units are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests or Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series B Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series B Preferred Unit been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)    If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per Unit less than the Fair Market Value per Common Unit on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (g) below). In determining whether any-rights, options or warrants entitle the holders of Common Units to subscribe for or purchase Common Units at less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.
(iii)    If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options and warrants referred to in and treated under subsection (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Units entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Unit on the record date mentioned below less the then fair market value (as determined in good faith by the Board of the General Partner) of the portion of the Securities so distributed applicable to the Common Unit, and the denominator of which shall be the Fair Market Value per

Common Unit on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (g) below) the record date for the determination of holders of Common Units entitled to receive such distribution. For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series B Preferred Unit after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series B Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).
(iv)    No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units. Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of any Common Units pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership and the investment of additional optional amounts in Common Units under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be. Anything in this subsection (c) to the contrary notwithstanding, the Partnership shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (c), as it in its discretion shall determine to be advisable in order that any Unit distributions, subdivision of Units, reclassification or combination of Units, distribution of rights, options or warrants to purchase Units or securities, or a distribution consisting of other assets (other than cash distributions) hereafter made by the Partnership to its holders of Units shall not be taxable but any such adjustment shall not adversely affect the value of the Series B Preferred Units.
(d)    If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be converted into the right to receive other partnership interests, shares, stock, securities or other property (including cash or any combination thereof), each Series B Preferred Unit which is not converted into the right to receive other partnership interests, shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series B Preferred Unit was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Units that will contain provisions enabling the holders of Series B Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice was offered in the Transaction). The provisions of this subsection (d) shall similarly apply to successive Transactions.
(e)    If:
(i)    the Partnership shall declare a distribution on the Common Units (other than a cash distribution) or there shall be a reclassification, subdivision or combination of Common Units; or
(ii)    the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or
(iii)    there shall be any reclassification of the Common Units or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or
(iv)    there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;
then the Partnership shall cause to be mailed to the holders of the Series B Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.
(f)    Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series B Preferred Unit at such holder’s last address as shown on the records of the Partnership.
(g)    In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Partnership may defer until the occurrence of such event issuing to the holder of any Series B Preferred Unit converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment.
(h)    For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership. The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.
(i)    If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j)    If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the General Partner would materially and adversely affect the conversion rights of the holders of the Series B Preferred Units, the Conversion Price for the Series B Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner determines to be equitable in the circumstances.
(k)    The Partnership covenants that Common Units issued upon conversion of the Series B Preferred Units shall be validly issued, fully paid and nonassessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement. Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series B Preferred Units, the Partnership shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.
(l)    The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series B Preferred Units pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series B Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.
(m)    Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document.

SCHEDULE B
1.    Definitions. As used in this Schedule B, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Common Unit Value” shall mean, with respect to any trading day, the trading price of a share of Common Stock (calculated based on the average of the intra-day high and low and subject to adjustment in the event that the exchange ratio between Common Units and shares of Common Stock is not one-to-one or other adjustments if the kind or amount of securities into which Common Units can be converted or exchanged (as provided in the Redemption Rights Agreement, dated the date hereof) changes after the date hereof).
“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.
“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that (a) the initial Distribution Period shall commence on December 11, 2003 and end on and include December 31, 2003 and (b) the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Fourth Amended and Restated Agreement of Limited Partnership shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.
“Fair Market Value” shall mean the average of the daily Closing Price during the ten consecutive Trading Days ending on the business day immediately preceding the day in question with respect to the issuance or distribution requiring such computation (subject to appropriate adjustment in the event that the exchange ratio between Common Units and shares of Common Stock is not one-to-one).
“Relevant Distribution Periods” shall mean (i) each of the three (3) consecutive Distribution Periods the last of which ends during the 90-day period referred to in the last paragraph of Section 7(b) and (ii) the next immediately following Distribution Period after the third Distribution Period described in clause (i) above.
“Tenth Anniversary Date” shall mean December 11, 2013.
2.    Designation and Number; Etc. The Series D Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series D Preferred Units shall be 532,749.6574. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule B and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule B shall control.
3.    Rank. The Series D Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(c)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series D Preferred Units;
(d)    on a parity with the Series B Preferred Units, Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payments to the Series D Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and
(e)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series D Preferred Units and has been approved in accordance with Section 4 of this Schedule B.
4.    Voting.
(i)    Holders of Series D Preferred Units shall not have any voting rights, except as required by applicable law or as described below in this Section 4.
(j)    So long as any Series D Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series D Preferred Units outstanding at the time, given in person or by proxy, either in voting or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of, any class or series of partnership interests in the Partnership ranking senior to the Series B Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise (an “Event”), so as to negate the provisions of clause (i) or (ii) of this paragraph or so as to materially and adversely affect any special right, preference, privilege or voting power of the Series D Preferred Units or the holders thereof that is contained in this Schedule B. Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to (i) materially and adversely affect any such special right, preference, privilege or voting power or (ii) otherwise require the vote or consent of the holders of the Series D Preferred Units: (X) the occurrence of any merger, consolidation, entity conversion, unit exchange, recapitalization of the Common Units or other business combination or reorganization, so long as either (1) the Partnership is the surviving entity and the Series D Preferred Units remain outstanding with the terms thereof materially unchanged or (2) if the Partnership is not the surviving entity in such transaction, interests in an entity having substantially the same rights and terms with respect to rights to distributions, voting, redemption and conversion as the Series D Preferred Units are exchanged or substituted for the Series D Preferred Units without any income, gain or loss expected to be recognized by the holder upon the exchange or substitution for federal income tax purposes (and with the terms of the Common Units or such other securities for which the Series D Preferred Units (or the substitute or exchanged security therefor) are convertible or redeemable materially the same with respect to rights to distributions, voting and redemption), (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case so long as such Units rank on a parity with or junior to the Series D Preferred Units with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) the dissolution, liquidation and/or winding up of the Partnership.
The foregoing voting provisions shall not apply if at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Units shall have been converted or redeemed.
For purposes of the foregoing provisions of this Section 4, each Series D Preferred Unit shall have one (1) vote.
Except as otherwise required by applicable law or as set forth herein, the Series D Preferred Units shall not have any voting right or powers and the consent of the holders thereof shall not be required for the taking of any action.
5.    Distributions.
(d)    With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series D Preferred Units, the holders of Series D Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of distributions, quarterly cumulative cash distributions in an amount per Series D Preferred Unit equal to the greater of (i) $0.8125 (the “Base Quarterly Distribution”) and (ii) the amount of the regular quarterly cash distribution for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series D Preferred Unit is then convertible in accordance with Section 7 of this Schedule B. Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause

(i) and (ii) of this paragraph for the initial Distribution Period, or any other Period shorter than a full Distribution Period, shall be prorated and computed on the basis of twelve 30-day months and a 360-day year. Such distributions shall with respect to each Series D Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partners legally available for the payment of such distributions. The distributions upon the Series D Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions. The record date for distributions upon the Series D Preferred Units for any Distribution Period shall be the same as the record date, for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date otherwise, the fifteenth day of the immediately preceding calendar month). Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series D Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series D Preferred Units, whether or not in arrears.
(e)    No distribution on the Series D Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, of a default thereunder, or if such declaration or payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series D Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule B). Notwithstanding the foregoing, distributions on the Series D Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.
(f)    Except as provided in Section 5(d) of this Schedule B, so long as any Series D Preferred Units are outstanding, (i) no distributions (other than in Common Units or other Units ranking junior to the Series D Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series D Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to, or on a parity with the Series D Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series D Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.
(g)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series D Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series D Preferred Units, all distributions declared upon the Series D Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series D Preferred Units shall be declared pro rata so that the amount of distributions declared per Unit of Series D Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series D Preferred Units and such other partnership interests in the Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.
(h)    Holders of Series D Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) above.
(i)    For any quarterly period, any amounts paid with respect to the Series D Preferred Units in excess of the amount that would have been paid with respect to such Units for such period had they been converted into Common Units in accordance with the terms of Section 7 of this Schedule B are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of allocating Net Income and Net Loss or otherwise maintaining Capital Accounts.
6.    Liquidation Preference.

(n)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series D Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series D Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series D Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $50, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions). If upon any such voluntary or involuntary dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof distributable among the holders of the Series D Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series D Preferred Units and liquidating payment on any other Units or partnership interests in the Partnership of any class or series ranking as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series D Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series D Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership.
(o)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(p)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule B, the holders of Series D Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.
7.    Conversion. Holders of Series D Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:

(a)    A holder of Series D Preferred Units shall have the right at such holder’s option, at any time, to convert any whole number of Series D Preferred Units into fully paid and non-assessable Common Units; provided, however, that the conversion right may not be exercised at any one time by a holder of Series D Preferred Units with respect to less than 1,000 Series D Preferred Units (or all the Series D Preferred Units then owned by such holder if such holder owns less than 1,000 Series D Preferred Units). Each Series D Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50 base liquidation preference per Series D Preferred Unit plus, an amount equal to all accumulated and unpaid distributions (whether or not earned or declared) with respect thereto by (ii) a conversion price of $33.151875 per Common Unit (equivalent to an initial conversion rate of 1.508210 Common Units for each Series D Preferred Unit), subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”).
(b)    To exercise the conversion right, the holder of each Series D Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series D Preferred Unit and containing representations and warranties of such holder that (i) such holder has good and marketable title to such Series D Preferred Unit, free and clear of all liens, claims and encumbrances, (ii) such holder is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters such that such holder is capable of evaluating the merits and risks of receiving and owning the Common Units that may be issued to it in exchange for such Series D Preferred Unit, (iii) such holder is able to bear the economic risk of such ownership and (iv) such Common Units to be acquired by such holder pursuant to this Agreement would be acquired by such holder for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same in violation of federal or state securities laws. Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Unit is registered, each Series D Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).
As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series D Preferred Units in accordance with the provisions of this Section 7. In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.
A holder of Series D Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series D Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series D Preferred Units were converted. Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series D Preferred Units or for distributions on the Common Units that are issued upon such conversion in the event that a holder of Series D Preferred Units converts its Series D Preferred Units into Common Units on or prior to the record date for the initial Distribution Period, the distribution for such Distribution Period in respect of such Common Units shall be prorated and computed on the basis of twelve 30-day months and a 360-day year.
Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day, on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.
Notwithstanding anything to the contrary contained herein, all holders of Preferred Units shall be deemed to have delivered a Conversion Notice (and therefore exercised their conversion rights effective as of the time specified in the next sentence) as to all Series D Preferred Units if (a) with respect to any period of 90 consecutive calendar days following the Tenth Anniversary Date, the Common Unit Value exceeds on each trading day during such 90-day period the Conversion Price then in effect and (b) the amount of the distribution (as calculated in accordance with Section 5(a)(ii) of this Schedule B) for each of the four (4) Relevant Distribution Periods upon the number of Common Units (or portion thereof) into which a Series D Preferred Unit is then convertible in accordance with this Section 7 exceeds the Base Quarterly Distribution. The forced conversion referred to in this paragraph shall be effective at the close of business on the Distribution Payment Date for the last Relevant Distribution Period.
(c)    The Conversion Price shall be adjusted from time to time as follows:
(i)    If the Partnership shall, after the date on which the Series D Preferred Unit are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests or Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common

Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units, or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series D Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series Preferred Unit been converted immediately prior to the close of business on the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (g) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.
(ii)    If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per unit less than the Fair Market Value per Common Unit on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (g) below). In determining whether any rights, options or warrants entitle the holders of Common Units to subscribe for or purchase Common Units at less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.
(iii)    If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options, warrants, securities and other assets referred to in and treated under subsection (i) or (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Units entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Unit on the record date mentioned below less the then fair market value (as determined in good faith by the Board of the General Partner) of the portion of the Securities so distributed applicable to one Common Unit, and the denominator of which shall be the Fair Market Value per Common Unit on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (g) below) the record date for the determination of holders of Common Units entitled to receive such distribution. For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series D Preferred Unit after such determination date (together with distributions thereon paid to the holders of Common Units prior thereto), shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series D Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv)    Notwithstanding the foregoing, no adjustment shall be made pursuant to the preceding clauses (i) and (iii) that would result in an increase in the Conversion Price. No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units. Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of (i) any Common Units pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership and the investment of additional optional amounts in Common Units under such plan or (ii) any options, rights or Common Units pursuant to or on account of any unit or stock option, unit or stock purchase or any unit or stock-based compensation plan maintained by the Partnership or the General Partner. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be.
(d)    If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, entity conversion, unit exchange, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units or other business combination or reorganization and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be exchanged for or converted into partnership interests, shares, stock, securities or other property (including cash or any combination thereof), each Series D Preferred Unit which is not converted into the right to receive partnership interests, shares, stock, securities or other property in connection with such Transaction (and thus remains outstanding) shall thereafter be convertible into the kind and amount of partnership interests, shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series D Preferred Unit (including all distributions (whether or not earned or declared) accumulated and unpaid thereon) was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such transaction the General Partner shall give prompt written notice to each Series D Preferred Unit holder of such election, and each Series D Preferred Unit holder shall also have the right to elect by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Series D Preferred Unit held by such holder following consummation of such Transaction. If a holder of Series D Preferred Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Series D Preferred Unit held by such holder (or by any of its transferees) the same consideration that a holder of that number of Common Units into which one Series D Preferred Unit was convertible immediately prior to such Transaction would receive if such Common Unit holder failed to make such an election. The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Units that will contain provisions enabling the holders of Series D Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice is offered in the Transaction as specified above). The provisions of this subsection (d) shall similarly apply to successive Transactions.
(e)    If:
(i)    the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or
(ii)    there shall be any reclassification of the Common Units (other than as described in clause (c)(i) of this Section 7) or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a unit exchange involving the conversion or exchange of Common Units into securities or other property, a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety, or
(iii)    there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;
then the Partnership shall cause to be mailed to the holders of the Series D Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a notice stating (A) the date on which a record is to be taken for the purpose of such distribution of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.
(f)    Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series D Preferred Unit at such holder’s last address as shown on the records of the Partnership.
(g)    In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Partnership may defer until the occurrence of such event issuing to the holder of any Series D Preferred Unit converted after such record date and before the occurrence of such event the additional Common Units issuable upon such conversion by reason of the adjustment required by such event over and above the Common Units issuable upon such conversion before giving effect to such adjustment.
(h)    For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership. The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.
(i)    If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 3, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.
(j)    If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the Partnership would materially affect the conversion rights of the holders of the Series D Preferred Units, the Conversion Price for the Series D Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner, determines to be equitable in the circumstances.
(k)    The Partnership covenants that Common Units issued upon conversion of the Series D Preferred Units shall be validly issued, fully paid and non-assessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement. Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series D

Preferred Units, the Partnership shall endeavor to comply with federal and state laws and regulations in respect thereof.
(l)    The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series D Preferred Units, pursuant hereto; provided, however, that the Company, shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series D Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.
(m)    Notwithstanding anything to the contrary contained herein, (i) the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document and (ii) no adjustment under any provision hereof shall be made on account of (A) the stock split approved by the stockholders of the General Partner on November 20, 2003 or (B) the split of the Common Units that occurred on November 20, 2003.

SCHEDULE C
1.    Definitions. As used in this Schedule C, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Common Unit Value” shall mean, with respect to any trading day, the value of a Common Unit, which shall equal the trading price of a share of Common Stock (calculated based on the average of the intra-day high and low and subject to adjustment in the event that the exchange ratio between Common Units and shares of Common Stock is not one-to-one or other adjustments if the kind or amount of securities into which Common Units can be converted or exchanged (as provided in the Redemption Rights Agreement, dated the date hereof) changes after the date hereof).
“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.
“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that (a) the initial Distribution Period shall commence on March 5, 2004 and end on and include March 31, 2004 and (b) the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Fourth Amended and Restated Agreement of Limited Partnership, as amended, shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.
“Fair Market Value” shall mean, as of any day, the average of the Common Unit Value for the ten consecutive Trading Days ending on the business day immediately preceding the day in question with respect to the issuance or distribution requiring such computation.
“Relevant Distribution Periods” shall mean (i) each of the three (3) consecutive Distribution Periods the last of which ends during the 90-day period referred to in the last paragraph of Section 7(b) and (ii) the next immediately following Distribution Period after the third Distribution Period described in clause (i) above.
“Tenth Anniversary Date” shall mean March 5, 2014.
2.    Designation and Number; Etc. The Series E Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series E Preferred Units shall be 502,657.8128. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule C and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule C shall control.
3.    Rank. The Series E Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(a)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series E Preferred Units;
(b)    on a parity with the Series B Preferred Units, Series D Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series E Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and
(c)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series E Preferred Units and has been approved in accordance with Section 4 of this Schedule C.
4.    Voting.
(a)    Holders of Series E Preferred Units shall not have any voting rights, except as described below in this Section 4.
(b)    So long as any Series E Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least a majority of the Series E Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create, issue or increase the authorized or issued amount of any class or series of partnership interests in the Partnership ranking senior to the Series E Preferred Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership or reclassify any Common Units or other Preferred Units into such partnership interests, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such partnership interests; or (ii) amend, alter or repeal the provisions of the Fourth Amended and Restated Agreement of Limited Partnership, as amended, whether by merger or consolidation or otherwise (an “Event”), so as to (A) negate the provisions of clause (i) or (ii) of this paragraph, (B) materially and adversely affect the right of the holders of Series E Preferred Units to transfer such Units unless the amendment also applies to the holders of all other Units, (C) give the holders of any partnership interest a right to the payment of distributions from the Partnership or a right to the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership that ranks senior to the Series E Preferred Units or (D) materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Units or the holders thereof contained in this Schedule C. Notwithstanding anything to the contrary contained herein, each of the following shall be deemed not to (i) materially and adversely affect any such right, preference, privilege or voting power or (ii) otherwise require the vote or consent of the holders of the Series E Preferred Units: (X) the occurrence of any merger, consolidation, entity conversion, unit exchange, recapitalization of the Common Units or other business combination or reorganization, so long as either (1) the Partnership is the surviving entity and the Series E Preferred Units remain outstanding with the terms thereof materially unchanged (including without limitation the terms with respect to distributions, voting, redemption and conversion), or (2) if the Partnership is not the surviving entity in such transaction, interests in an entity having substantially the same rights and terms (including without limitation rights to distributions, voting, redemption and conversion) as the Series E Preferred Units are exchanged or substituted for the Series E Preferred Units (and with the terms of the Common Units or such other securities for which the Series E Preferred Units (or the substitute or exchanged security therefor) are convertible or redeemable materially the same with respect to rights to distributions, voting and redemption), (Y) any increase in the amount of the authorized Preferred Units or Common Units or the creation or issuance of any other series or class of Preferred Units or Common Units or any increase in the amount of Common Units or any other series of Preferred Units, in each case so long as such Units rank on a parity with or junior to the Series E Preferred Units with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and (Z) a sale or other disposition of all or substantially all of the Partnership’s assets (by merger or otherwise) if, in connection with such transaction, the holders of Series E Preferred Units have the opportunity to surrender all of the issued and outstanding Series E Preferred Units in exchange for a cash payment equal to the amount that such holders would be entitled to receive in respect thereof upon a liquidation, dissolution or winding-up of the Partnership (such surrender and payment to be made contemporaneously with the closing of such transaction) and any resulting dissolution, liquidation and/or winding-up of the Partnership.
The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Units shall have been converted or redeemed.
For purposes of the foregoing provisions of this Section 4, each Series E Preferred Unit shall have one (l) vote.
Except as otherwise required by applicable law or as set forth herein, the Series E Preferred Units shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any action.

5.    Distributions.
(a)    With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series E Preferred Units, the holders of Series E Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions in an amount per Series E Preferred Unit equal to the greater of (i) $0.875 (the “Base Quarterly Distribution”) and (ii) the amount of the regular quarterly cash distribution paid for such Distribution Period upon the number of Common Units (or portion thereof) into which such Series E Preferred Unit is then convertible in accordance with Section 7 of this Schedule C. Notwithstanding anything to the contrary contained herein, the amount of distributions described under each of clause (i) and (ii) of this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed based on the actual number of days in such Distribution Period relative to the actual number of days in the calendar quarter of which the Distribution Period is a part. Such distributions shall, with respect to each Series E Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partnership legally available for the payment of such distributions. The distributions upon the Series E Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions (and shall not constitute accumulated distributions prior to such date). The record date for distributions upon the Series E Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date; otherwise, the fifteenth day of the immediately preceding calendar month). Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series E Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series E Preferred Units, whether or not in arrears.

(b)    No distribution on the Series E Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series E Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule C). Notwithstanding the foregoing, distributions on the Series E Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.
(c)    Except as provided in Section 5(d) of this Schedule C, so long as any Series E Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series E Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series E Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series E Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series E Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series E Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.
(d)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series E Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series E Preferred Units, all distributions declared upon the Series E Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series E Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series E Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series E Preferred Units and such other partnership interests in the

Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.
(e)    Except as set forth in Section 6 of this Schedule C, holders of Series E Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) of this Schedule C.
(f)    Distributions with respect to the Series E Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule C shall be construed and applied consistently with such Treasury Regulations.
6.    Liquidation Preference.
(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series E Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series E Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series E Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to the greater of (i) $50, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions) and (ii) the amount that a holder of such Series E Preferred Unit would have received upon final distribution in respect of the number of Common Units into which such Series E Preferred Unit (including all accumulated and unpaid distributions (whether or not earned or declared) with respect thereto) was convertible immediately prior to such date of final distribution. If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series E Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series E Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series E Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series E Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).
(b)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series E Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(c)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule C, the holders of Series E Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.
7.    Conversion. Holders of Series E Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:
(a)    A holder of Series E Preferred Units shall have the right, at such holder’s option, at any time, to convert any whole number of Series E Preferred Units into fully paid and non-assessable Common Units; provided, however, that the conversion right may not be exercised at any one time by a holder of Series E Preferred Units with respect to less than 1,000 Series E Preferred Units (or all the Series E Preferred Units then owned by such holder if such holder owns less than 1,000 Series E Preferred Units). Each Series E Preferred Unit shall be convertible into the number of Common Units determined by dividing (i) the $50 base liquidation preference per Series E Preferred Unit, plus an amount equal to all accumulated and unpaid distributions (whether or not earned or declared) with respect thereto by (ii) a conversion price of $38.51 per Common Unit (equivalent to an initial conversion rate of 1.298364 Common Units for each Series E Preferred Unit), subject to adjustment as described in Section 7(c) hereof (the “Conversion Price”).
(b)    To exercise the conversion right, the holder of each Series E Preferred Unit to be converted shall execute and deliver to the General Partner, at the principal office of the Partnership, a written notice (the “Conversion Notice”) indicating that the holder thereof elects to convert such Series E Preferred Unit and containing representations and warranties of such holder that (i) such holder has good and marketable title to such Series E Preferred Unit, free and clear of all liens, claims and encumbrances, (ii) such holder is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters such that such holder is capable of evaluating the merits and risks of receiving and owning the Common Units that may be issued to it in exchange for such Series E Preferred Unit, (iii) such holder is able to bear the economic risk of such ownership and (iv) such Common Units to be acquired by such holder pursuant to this Agreement would be acquired by such holder for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same in violation of federal or state securities laws. Unless the Units issuable on conversion are to be issued in the same name as the name in which such Series E Preferred Unit is registered, each Series E Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Partnership, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).
As promptly as practicable after delivery of the Conversion Notice as aforesaid, the Partnership shall amend the Partnership Agreement to reflect the conversion and the issuance of Common Units issuable upon the conversion of such Series E Preferred Units in accordance with the provisions of this Section 7. In addition, the Partnership shall deliver to the holder at its address as reflected on the records of the Partnership, a copy of such amendment.
A holder of Series E Preferred Units at the close of business on the record date for any Distribution Period shall be entitled to receive the distribution payable on such Units on the corresponding Distribution Payment Date notwithstanding the conversion of such Series E Preferred Units following such record date and prior to such Distribution Payment Date and shall have no right to receive any distribution for such Distribution Period in respect of the Common Units into which such Series E Preferred Units were converted. Except as provided herein, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series E Preferred Units or for distributions on the Common Units that are issued upon such conversion. In the event that a holder of Series E Preferred Units converts its Series E Preferred Units into Common Units on or prior to the record date for the initial Distribution Period, the distribution for such Distribution Period in respect of such Common Units shall be prorated and computed on the basis of twelve 30-day months and a 360-day year.
Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Partnership as aforesaid, and the person or persons, in whose name or names any Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such Units at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record immediately prior to the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Units have been surrendered and such notice received by the Partnership.
Notwithstanding anything to the contrary contained herein, all holders of Series E Preferred Units shall be deemed to have delivered a Conversion Notice (and therefore exercised their conversion rights effective as of the time specified in the next sentence) as to all Series E Preferred Units if (a) with respect to any period of 90 consecutive calendar days following the Tenth Anniversary Date, the Common Unit Value exceeds on each trading day during such 90-day period the Conversion Price then in effect and (b) the amount of the distribution (as calculated in accordance with Section 5(a)(ii) of this Schedule C) for each of the four (4) Relevant Distribution Periods upon the number of Common Units (or portion thereof) into which a Series E Preferred Unit is then convertible in accordance with this Section 7 exceeds the Base Quarterly Distribution. The forced conversion referred to in this paragraph shall be effective at the close of business on the Distribution Payment Date for the last Relevant Distribution Period.
(c)    The Conversion Price shall be adjusted from time to time as-follows:
1.    If the Partnership shall, after the date on which the Series E Preferred Units are first issued (the “Issue Date”), (A) pay or make a distribution to holders of its partnership interests Units in Common Units, (B) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (C) combine its outstanding Common Units into a smaller number of Units, or (D) issue any partnership interests or Units by reclassification of its Common Units, the Conversion Price shall be adjusted so that the conversion rights of the holder of any Series E Preferred Unit are not diluted or expanded thereby.
2.    If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Common Units entitling them to subscribe for or purchase Common Units (or securities convertible into or exchangeable for Common Units) at a price per Unit less than the Fair Market Value on the record date for the determination of holders of Common Units entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to adjustment by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of Common Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Common Units would purchase at a price per Unit equal to the Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Units outstanding at the close of business on the date fixed for such determination and (B) the number of additional Common Units offered for subscription or purchase pursuant to such rights, options or warrants. In determining whether any rights, options or warrants entitle the holder of Common Units to subscribe for or purchase Common Units at a price per Unit less than the Fair Market Value, there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of the General Partner.
3.    If the Partnership shall distribute after the Issue Date to all holders of Common Units any other securities or evidences of its indebtedness or assets (excluding those rights, options, warrants, securities and other assets referred to in and treated under subsection (i) or (ii) above, and excluding distributions paid exclusively in cash) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the adjustment by (II) a fraction, the numerator of which shall be the Fair Market Value on the record date for the determination of holders of Common Units entitled to receive such distribution less the then fair market value (as determined in good faith by the General Partner) of the portion of the Securities so distributed applicable to one Common Unit, and the denominator of which shall be the Fair Market Value on the record date mentioned above. For the purposes of this subsection (iii), a distribution in the form of a Security, which is distributed not only to the holders of the Common Units on the date fixed for the determination of holders of Common Units entitled to such distribution of such Security, but also is distributed with each Common Unit delivered to a person converting a Series E Preferred Unit after such determination date (together with distributions thereon paid to the holders of Common Units prior thereto), shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series E Preferred Unit would no longer be entitled to receive such Security with a Common Unit, a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the holders of Common Units entitled to receive such distribution” and “the record date” within the meaning of the preceding sentence).
4.    Notwithstanding the foregoing, no adjustment shall be made pursuant to the preceding clauses (ii) and (iii) that would result in an increase in the Conversion Price. No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Units.

Notwithstanding any other provisions of this Section 7, the Partnership shall not be required to make any adjustment to the Conversion Price for the issuance of (i) any Common Units on account of any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership or the General Partner and the investment of additional optional amounts under such plan or (ii) any options, rights or Common Units pursuant to or on account of any unit or stock option, unit or stock purchase or any unit or stock-based compensation plan maintained by the Partnership or the General Partner. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Unit (with .05 of a Unit being rounded upward), as the case may be.
(d)    If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, entity conversion, unit exchange, self tender offer for all or substantially all of the Common Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Common Units or other business combination or reorganization and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Units shall be exchanged for or converted into partnership interests, shares, stock, securities or other properties (including cash or any combination thereof), each Series E Preferred Unit which is not converted into the right to receive partnership interests, shares, stock, securities or other property in connection with such Transaction (and thus remains outstanding) shall thereafter be convertible into the kind and amount of partnership interests, shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Units into which one Series E Preferred Unit (including all distributions (whether or not earned or declared) accumulated and unpaid thereon) was convertible immediately prior to such Transaction, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such transaction the General Partner shall give prompt written notice to each Series E Preferred Unit holder of such election, and each Series E Preferred Unit holder shall also have the right to elect, by written notice to the General Partner, the form or type or consideration to be received upon conversion of each Series E Preferred Unit held by such holder following consummation of such Transaction. If a holder of Series E Preferred Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Series E Preferred Unit held by such holder (or by any of its transferees) the same consideration that a holder of that number of Common Units into which one Series E Preferred Unit was convertible immediately prior to such Transaction would receive if such Common Unit holder failed to make such an election. The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series E Preferred Units that will contain provisions enabling the holders of Series E Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Common Units at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice is offered in the Transaction as specified above). The provisions of this subsection (d) shall similarly apply to successive Transactions.
(e)    If:
1.    the Partnership shall declare a distribution on the Common Units (other than a regular quarterly cash distribution or a distribution in Common Units); or
2.    the Partnership shall authorize the granting to the holders of the Common Units of rights, options or warrants to subscribe for or purchase any Units of any class or any other rights, options or warrants; or
3.    there shall be any reclassification of the Common Units (other than a distribution in Common Units or a subdivision or combination of Common Units) or any consolidation or merger to which the Partnership is a party and for which approval of any partners of the Partnership is required, involving the conversion or exchange of Common Units into securities or other property, or a unit exchange involving the conversion or exchange of Common Units into securities or other property, a self tender offer by the Partnership for all or substantially all of the Common Units, or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or
4.    there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Partnership;
then the Partnership shall cause to be mailed to the holders of the Series E Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible a prior notice stating (A) the date on which a record is to be taken for the purpose of such distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Units of record to be entitled to such distribution or grant are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Units of record shall be entitled to exchange their Common Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.
(f)    Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series E Preferred Unit at such holder’s last address as shown on the records of the Partnership.
(g)    Any adjustment to the Conversion Price pursuant to subsection (c) of this Section 7 with respect to any event shall become effective at such time as is necessary to prevent dilution or expansion of the conversion rights on account of such event.
(h)    For purposes of this Section 7, the number of Common Units at any time outstanding shall not include any Common Units then owned or held by or for the account of the Partnership. The Partnership shall not make any distribution on Common Units held in the treasury of the Partnership.
(i)    If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that results in the lowest absolute value of the Conversion Price.
(j)    If the Partnership shall take any action affecting the Common Units, other than action described in this Section 7, that in the reasonable judgment of the Partnership would materially affect the conversion rights of the holders of the Series E Preferred Units, the Conversion Price for the Series E Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner, determines to be equitable in the circumstances.
(k)    The Partnership covenants that Common Units issued upon conversion of the Series E Preferred Units shall be validly issued, fully paid and non-assessable and the holder thereof shall be entitled to rights of a holder of Common Units specified in the Partnership Agreement. Prior to the delivery of any securities that the Partnership shall be obligated to deliver upon conversion of the Series E Preferred Units, the Partnership shall endeavor to comply with all federal and state laws and regulations in respect thereof.
(l)    The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Units or other securities or property on conversion of the Series E Preferred Units pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Units or other securities or property in a name other than that of the holder of the Series E Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.
(m)    Notwithstanding anything to the contrary contained herein, the adjustment provisions contained in this Section 7 shall be applied so that there is no duplication of adjustments made pursuant to any other document.

SCHEDULE D
1.    Definitions. As used in this Schedule D, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Distribution Payment Date” shall mean, with respect to any Distribution Period, the payment date for the distribution declared by the General Partner on its Common Units for such Distribution Period or, if no such distribution payment date is established, the last business day of the first full month following such Distribution Period.
“Distribution Period” shall mean the quarterly period that is then the distribution period with respect to the Common Units or, if no such distribution period is established, the calendar quarter shall be the Distribution Period; provided that the Distribution Period in which the final liquidation payment is made pursuant to Section 7.2 of the Fourth Amended and Restated Agreement of Limited Partnership, as amended, shall commence on the first day following the immediately preceding Distribution Period and end on the date of such final liquidation payment.
2.    Designation and Number; Etc. The Series F Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series F Preferred Units shall be 1,000, which number may be increased from time to time by the General Partner in accordance with the Fourth Amended and Restated Agreement of Limited Partnership, as amended. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule D and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule D shall control.
3.    Rank. The Series F Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(d)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series F Preferred Units;
(e)    on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series F Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(f)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series F Preferred Units.
4.    Voting. Holders of Series F Preferred Units shall not have any voting rights, except as required by law.
5.    Distributions.
(g)    With respect to each Distribution Period and subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series F Preferred Units, the holders of Series F Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions in an amount per Series F Preferred Unit equal to $25. Notwithstanding anything to the contrary contained herein, the amount of distributions described under this paragraph for the initial Distribution Period, or any other period shorter than a full Distribution Period, shall be prorated and computed based on the actual number of days in such Distribution Period relative to the actual number of days in the calendar quarter of which the Distribution Period is a part. Such distributions shall, with respect to each Series F Preferred Unit, accrue from its issue date, whether or not in, or with respect to, any Distribution Period or Periods (A) the distributions described above are declared, (B) the Partnership is contractually prohibited from paying such distributions or (C) there shall be assets of the Partnership legally available for the payment of such distributions. The distributions upon the Series F Preferred Units for each Distribution Period shall, if and to the extent declared or authorized by the General Partner on behalf of the Partnership, be paid in arrears (without interest or other amount) on the Distribution Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not in, or with respect to, any Distribution Period or Periods (X) the distributions are declared, (Y) the Partnership is contractually prohibited from paying such distributions or (Z) there shall be assets of the Partnership legally available for the payment of such distributions (and shall not constitute accumulated distributions prior to such date). The record date for distributions upon the Series F Preferred Units for any Distribution Period shall be the same as the record date for the distributions upon the Common Units for such Distribution Period (or, if no such record date is set for the Common Units, the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls if prior to such Distribution Payment Date; otherwise, the fifteenth day of the immediately preceding calendar month). Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the General Partner. Any distribution payment made upon the Series F Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Units which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any distribution payment or payments on the Series F Preferred Units, whether or not in arrears.

(h)    No distribution on the Series F Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series F Preferred Units shall prohibit other distributions by the Partnership as described in Sections 5(c) or (d) of this Schedule D). Notwithstanding the foregoing, distributions on the Series F Preferred Units shall accumulate as provided herein whether or not any of the foregoing restrictions exist.
(i)    Except as provided in Section 5(d) of this Schedule C, so long as any Series F Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series F Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series F Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series F Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series F Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series F Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.
(j)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series F Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series F Preferred Units, all distributions declared upon the Series F Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series F Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series F Preferred Units and such other partnership interests in the Partnership or Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series F Preferred Units and such other partnership interests in the

Partnership or Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.
(k)    Except as set forth in Section 6 of this Schedule D, holders of Series F Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Units, in excess of the cumulative distributions described in Section 5(a) of this Schedule D.
(l)    Distributions with respect to the Series F Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule D shall be construed and applied consistently with such Treasury Regulations.
6.    Liquidation Preference.
(d)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series F Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series F Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series F Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1000, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions). If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series F Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series F Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series F Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series F Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series F Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).
(e)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(f)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule D, the holders of Series F Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.
7.    Redemption.
Notwithstanding anything to the contrary contained in this Schedule D or the Fourth Amended and Restated Agreement of Limited Partnership, other than preferences in favor of the Series B Preferred Units, Series D Preferred Units and Series E Preferred Units, the Partnership may, from time to time and at any time, redeem any or all of the Series F Preferred Units for an amount equal to $1000, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of such redemption (including all accumulated and unpaid distributions).

SCHEDULE E
1.    Definitions. As used in this Schedule E, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Distribution Payment Date” shall mean, with respect to any distribution period, the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (provided no interest, additional distributions or other sums shall accrue or accumulate on the amount so payable for the period from and after the Distribution Payment Date to the next succeeding business day).
2.    Designation and Number; Etc. The Series G Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series G Preferred Units shall be 11,500,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule E and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule E shall control.
3.    Rank. The Series G Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(g)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series G Preferred Units;
(h)    on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series G Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and
(i)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series G Preferred Units.
4.    Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Units of the Series G Preferred Units voting separately as a class:
(c)    authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series G Preferred

Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or
(d)    amend, alter or repeal the provisions of these Series G Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Units or the holders thereof.
For purposes of this Section 4, each Series G Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series G Preferred Units shall have been converted or redeemed. Except as provided herein, the holders of Series G Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.
5.    Distributions.
(m)    Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series G Preferred Units, the holders of Series G Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, quarterly cumulative cash distributions at the rate of 6.375% per year of the $25.00 liquidation preference per Unit, which is equivalent to $1.59375 per Unit of Series G Preferred Unit per year. Distributions on the Series G Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.
(n)    Distributions on the Series G Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) quarterly in arrears on each Distribution Payment Date of each year. The initial distribution on the Series G Preferred Units, which shall be paid on April 1, 2013 if declared by the General Partner, shall be for less than a full quarter and shall be in the amount of $0.2125 per Series G Preferred Unit. The amount of this initial distribution has been prorated and computed, and the Partnership will prorate and compute any other distribution payable for a partial distribution period, on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series G Preferred Units for each full distribution period shall be computed by dividing the annual distribution rate by four.

(o)    The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series G Preferred Units shall be the fifteenth day of the calendar month immediately preceding the calendar month in which the related Distribution Payment Date falls, or such other date that the General Partner shall designate for the payment of distributions that is not more than 30 nor less than 10 day prior to the applicable Distribution Payment Date.
(p)    No distribution on the Series G Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series G Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule E).
(q)    Distributions on the Series G Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.
(r)    Except as provided in Section 5(g) of this Schedule E, so long as any Series G Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series G Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series G Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series G Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series G Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to Rights Agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment in the next 30 days on the Series G Preferred Units for all distribution periods ending on or prior to the Distribution Payment Date for the Common Units or such other class or series of Unit or the date of such redemption, purchase or other acquisition.
(s)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment in the next 30 days) upon the Series G Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series G Preferred Units, all distributions declared upon the Series G Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series G Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series G Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series G Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.
(t)    No interest shall be payable in respect of any distribution payment on the Series G Preferred Unit that may be in arrears. Holders of the Series G Preferred Units shall not be entitled to any distribution, whether payable in cash, property, or stock, in excess of the full cumulative distributions on the Series G Preferred Unit to which they are entitled. Any distribution payment made on Series G Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.
(u)    If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series G Preferred Unit shall be in the same portion that the total distributions paid or made available to the holders of the Series G Preferred Unit for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.
(v)    Distributions with respect to the Series G Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule E shall be construed and applied consistently with such Treasury Regulations.
6.    Liquidation Preference.
(g)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series G Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series G Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series G Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $25.00 (or property having a fair market value as determined by the General Partner valued at $25.00 per Series G Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).
(h)    If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series G Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series G Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series G Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series G Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series G Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.
(i)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series G Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(j)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule E, the holders of Series G Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.
(k)    For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).
7.    Redemption.
(n)    Optional Redemption. Except with respect to a Special Optional Redemption (as defined in Section 7(b) below) and a REIT Qualification Optional Redemption (as defined in Section 7(c) below), the Partnership may not redeem the Series G Preferred Units prior to February 13, 2018. On or after February 13, 2018, the Partnership, at its option, upon giving the notice described in paragraph 7(d) below, may redeem the Series G Preferred Units, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per Unit, plus all accumulated and unpaid distributions (whether or not declared) to, but not including, the date of redemption (such redemption, an “Optional Redemption”).
(o)    Special Optional Redemption.
(i)    Upon the occurrence of a Change of Control (as defined below), the Partnership may, at its option, redeem the Series G Preferred Units, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per Unit, plus all accumulated and unpaid distributions (whether or not declared) to, but not including, the date of redemption (such redemption, a “Special Optional Redemption”).
(ii)    A “Change of Control” occurs when, after the initial delivery of the Series G Preferred Units, the following have occurred and are continuing:
(1)    the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act, of 1934, as amended (the “Exchange Act”), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Public REIT’s stock entitling that person to exercise more than 50% of the total voting power of the Public REIT’s stock entitled to vote generally in the election of the Public REIT’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
(2)    following the closing of any transaction referred to in the immediately preceding paragraph (1), neither the Public REIT nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
(p)    REIT Qualification Optional Redemption. If the Public REIT is required to redeem a holder’s Series A Preferred Stock to prevent a violation of the Stock Ownership Limit (as defined in the Article XIV of the Public REIT’s certificate of incorporation), then the Partnership may, at its option, redeem the Series G Preferred Units of such holder, in the same amount as required by the Public REIT to comply with the Stock Ownership Limit, for cash at a redemption price of $25.00 per Unit, plus all accumulated and unpaid distributions (whether or not declared), to, but not including, the date of redemption (such redemption, a “REIT Qualification Optional Redemption”).
(q)    Redemption Procedures.
(i)    If the Partnership elects to redeem the Series G Preferred Units as described above, the Partnership shall provide to each record holder of the Series G Preferred Units a notice of redemption not fewer than 30 days nor more than 60 days before the redemption date. The Partnership shall send the notice to the address shown on the books and records of the Partnership. A failure to give notice of redemption or any defect in the notice or in its provision shall not affect the validity of the redemption of any Series G Preferred Units, except as to the holder to whom notice was defective. Each notice shall state the following:
(1) the redemption date;

(2) the redemption price and accumulated and unpaid distributions payable on the redemption date;
(3) the number of Units of Series G Preferred Units to be redeemed;
(4) the place or places where the certificates, if any, representing Units of Series G Preferred Units are to be surrendered for payment of the redemption price;
(5) procedures for surrendering non-certificated Units of Series G Preferred Units for payment of the redemption price;
(6) that distributions on the Units of Series G Preferred Units to be redeemed will cease to accrue and accumulate on such redemption date (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends);
(7) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series G Preferred Units;
(8) in the case of a Special Optional Redemption, that the Series G Preferred Unit is being redeemed pursuant to the special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control.
(ii)    If the Partnership redeems fewer than all of the Units of the Series G Preferred Units, the Partnership shall determine the number of Units to be redeemed. In such circumstances, the Units of the Series G Preferred Units to be redeemed shall be selected pro rata or in another equitable manner determined by the Partnership.
(iii)    If the Partnership has given a notice of redemption and has irrevocably set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series G Preferred Units called for redemption, then from and after the redemption date (unless the Partnership defaults in payment of the redemption price and all accumulated and unpaid distributions), those Series G Preferred Units shall be treated as no longer being outstanding, no further distributions shall accrue or accumulate and all other rights of the holders of those Units of Series G Preferred Units shall terminate. The holders of those Series G Preferred Units shall retain their right to receive the redemption price for their Units and any accumulated and unpaid distributions through, but not including, the redemption date, without interest.
(iv)    If a redemption date falls after a distribution record date and prior to the corresponding Distribution Payment Date, the holders of Series G Preferred Units at the close of business on a distribution record date shall be entitled to receive the distribution payable with respect to the Series G Preferred Units on the corresponding payment date notwithstanding the redemption of the Series G Preferred Units between such record date and the corresponding payment date or the default in the payment of the distribution due. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Units to be redeemed.
(v)    Notwithstanding the foregoing, unless full cumulative distributions on all Units of the Series G Preferred Units have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past distribution periods and the then current distributions period, the Partnership may not:
(1)     redeem any Units of the Series G Preferred Units or any class or series of partnership interests of the Partnership ranking junior to or on parity with the Series G Preferred Units as to distribution rights or rights upon liquidation, dissolution or winding up unless the Partnership simultaneously redeems all Units of the Series G Preferred Units; or
(2)     purchase or otherwise acquire directly or indirectly any of the Series G Preferred Units or any other partnership interests of the Partnership ranking junior to or on parity with the Series G Preferred Units as to distribution rights or rights upon liquidation, dissolution or winding up, except by exchange for Units of partnership interests ranking junior to the Series G Preferred Units as to dividend rights and rights upon liquidation, dissolution or winding up;
provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Partnership of any partnership interests of the Partnership to the extent necessary to preserve the Partnership’s REIT status.
(r)    Notwithstanding the foregoing, if the Partnership has provided or provides irrevocable notice of redemption with respect to the Series G Preferred Units (whether pursuant to an Optional Redemption, REIT Qualification Optional Redemption or Special Optional Redemption), the holders of Series G Preferred Unit shall not have the conversion right described in subsection Section 8 below with respect to the Series G Preferred Units called for redemption (unless the Partnership defaults in the payment of the redemption price and accumulated and unpaid distributions).
8.    Conversion Rights. Holders of Series G Preferred Units shall have the right to convert all or a portion of such Units into Common Units, as follows:

(a)    Upon the occurrence of a Change of Control, a holder of Series G Preferred Units shall have the right (unless, prior to the Change of Control Conversion Date (as defined in Section 8(e) below), the Partnership has provided or provides irrevocable notice of its election to redeem the Series G Preferred Units as described in Section 7 above, in which case such holder will only have the right with respect to the Units of Series G Preferred Units not called for redemption (unless the Partnership defaults in the payment of the redemption price and accumulated and unpaid distributions in which case such holder will again have a conversion right with respect to the Units of Series G Preferred Units subject to such default in payment)) to convert any whole number of Series G Preferred Units held by such holder (the “Change of Control Conversion Right”) into Common Units. Each Series G Preferred Unit shall be convertible on the Change of Control Conversion Date into the number of Common Units equal to the lesser of (i) the quotient obtained by dividing (A) the product of (y) the $25.00 per Unit liquidation preference amount, plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to, but not including, the Change of Control Conversion Date (unless the Change of control Conversion Date is after a record date for a Series G Preferred Unit distribution payment and prior to the corresponding Series G Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) and (z) the Conversion Factor (as then in effect and as defined in the Partnership Agreement) by (B) the Common Stock Price (such quotient, the “Conversion Rate”); or (ii) 2.4679 (the “Unit Cap”), subject to certain adjustments described below. No fractional Common Units will be issued upon any conversion of Series G Preferred Units. Instead, the number of Common Units to be issued upon each conversion shall be rounded to the nearest whole number of Common Units.
(b)    The Unit Cap is subject to pro rata adjustments from time to time:
(i)    If the Partnership shall, after the date on which the Series G Preferred Units are first issued, (i) pay or make a distribution of Common Units to holders of partnership interests or Units, (ii) subdivide its outstanding Common Units into a greater number of Units or distribute Common Units to the holders thereof, (iii) combine its outstanding Common Units into a smaller number of Units or (iv) issue any partnership interests or Units by reclassification of its Common Units (each, an “Adjustment Event”), then upon such Adjustment Event, the Unit Cap shall be adjusted. The adjusted Unit Cap shall be the product obtained by multiplying (i) the Unit Cap in effect immediately prior to such Adjustment Event by (ii) a fraction, the numerator of which is the number of Common Units outstanding after giving effect to such Adjustment Event and the denominator of which is the number of Common Units outstanding immediately prior to such Adjustment Event. The adjustment provided by this Section 9(c) shall adjust the Unit Cap upon an Adjustment Event so that the holder of any Series G Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Units or other partnership interests or securities that such holder would have owned or have been entitled to receive after the happening of any of the Adjustment Events described above had such Series G Preferred Unit been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification.
(ii)    For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Units issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 24,679,000 Common (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Adjustment Event on the same basis as the corresponding adjustments to the Unit Cap.
(c)    Within fifteen (15) days following the occurrence of a Change of Control, the Partnership shall provide to the holders of the Series G Preferred Units a notice of occurrence of the Change of Control the describes the resulting Change of Control Conversion Right. This notice shall state the following:
(v)    the events constituting the Change of Control;
(vi)    the date of the Change of Control;
(vii)    the last date on which the holders of Series G Preferred Units may exercise their Change of Control Conversion Right;
(viii)    the method and period for calculating the Common Stock Price;
(ix)    the Change of Control Date;
(x)    that if, prior to the Change of Control Conversion Date, the Partnership has provided or provides irrevocable notice of the election to redeem all or any portion of the Series G Preferred Units, holders will not be able to convert Series G Preferred Units designated for redemption and such Units will be redeemed on the related redemption date, even if such Units have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless the Partnership defaults in payment of the redemption price and all accumulated and unpaid dividends);
(xi)    the procedures that the holders of the Series G Preferred Units must follow to exercise the Change of Control Conversion Right; and

(xii)    the last date on which holders of Series G Preferred Units may withdraw Units surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.
(d)    To exercise the Change of Control Conversion Right, the holders of the Series G Preferred Units shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, a conversion notice to the Partnership stating the relevant Change of Control Conversion Date, the number of Units of Series G Preferred Units to be converted, and that the Series G Preferred Units are to be converted pursuant to the applicable provisions of the Series G Preferred Units.
(e)    The “Change of Control Conversion Date” is the date the Series G Preferred Units are to be converted, which shall be a business day that is no fewer than 20 days nor more than 35 days after the date on which the Partnership provides the notice described above to the holders of the Series G Preferred Units.
(f)    The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of the common stock of the Public REIT is solely cash, the amount of cash consideration per share of common stock of the Public REIT or (ii) if the consideration to be received in the Change of Control by holders of common stock of the Public REIT is other than solely cash, the average of the closing sale prices per share of common stock of the Public REIT for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock of the Public REIT is then traded.
(g)    Holders of Series G Preferred Units may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Partnership prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice must state the number of withdrawn Units of Series G Preferred Units and the number of Units of Series G Preferred Units, if any, that remain subject to the conversion notice.
(h)    Units of Series G Preferred Units as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the Common Units in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Partnership has provided or provides notice of the election to redeem such Series G Preferred Units pursuant to Section 7 above, in which case the holders of Series G Preferred Units shall not have the conversion right with respect to the Units of Series G Preferred Units so called for redemption (unless the Partnership defaults in the payment of the redemption price and accumulated and unpaid dividends). If the Partnership elects to redeem Series G Preferred Units that would otherwise be converted into the Common Units on a Change of Control Conversion Date, such Series G Preferred Units shall not be so converted and the holders of such Units shall be entitled to receive on the applicable redemption date $25.00 per Unit, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date, in accordance with the provisions of Section 7 above.
(i)    In connection with the exercise of any Change of Control Conversion Right, the Partnership shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series G Preferred Units into Common Units or other property.

SCHEDULE F
1.    Definitions. As used in this Schedule F, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Loan-to-Value Ratio as set forth below:

Pricing Level	Loan-to-Value Ratio	Applicable Margin for Base Rate Units	Applicable Margin for LIBOR Units
I	≤ 65%	1.50%	2.50%
II	> 65%	1.75%	2.75%

The Applicable Margin for each Base Rate Unit shall be determined by reference to the Loan-to-Value Ratio in effect from time to time and the Applicable Margin for each LIBOR Unit shall be determined by reference to the Loan-to-Value Ratio in effect on the first day of such distribution period.
“Base Rate” shall mean, with respect to any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus ½ of 1% per annum, (b) the Prime Rate for such day, and (c) the one-month LIBOR Rate plus 1% per annum. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.
“Base Rate Unit” shall mean Series H Preferred Units that generate monthly distributions based upon the Base Rate.
“Default Rate” shall mean a rate per annum that is equal to the lesser of (a) maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the note issued by General Growth Properties, Inc., as borrower under the Loan Agreement, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, or (b) the applicable distribution rate with respect to such Series H Preferred Unit plus 2%.
“Distribution Payment Date” shall mean, with respect to any Distribution Period, the first day of each month of each year, or, if not a business day, the next succeeding business day.
“Distribution Period” means, with respect to any LIBOR Unit, a period of seven (7) days, or one (1), two (2), three (3) or six (6) months, commencing on the date such LIBOR Unit is issued, on the day such LIBOR Unit is converted from a Base Rate Unit or on the last day of the immediately preceding Distribution Period for such Unit and ending on the day which corresponds numerically to such date seven (7) days, or one (1), two (2), three (3) or six (6) months thereafter, as applicable, provided that (i) each Distribution Period of one (1), two (2), three (3) or six (6) months that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month; (ii) each Distribution Period that would otherwise end on a day that is not a business day shall end on the next succeeding business day, provided that if the Maturity Date would otherwise fall on a day that is not a business day, the Maturity Date shall be the immediately preceding business day; provided further that, other than with respect to Distribution Periods of seven days, if said next succeeding business day falls in a new calendar month, such Distribution Period shall end on the immediately preceding business day; (iii) unless the Distribution Period for a LIBOR Unit is seven (7) days, no Libor Unit shall have a Distribution Period of less than one month and, if the Distribution Period for any LIBOR Unit would otherwise be a shorter period, such Unit shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Units; (iv) in no event shall any Distribution Period extend beyond the Maturity Date; and (v) with respect to the Distribution Payment Date occurring in May, 2013, the Distribution Period shall be the period commencing on April 26 and ending on May 1, 2013.
“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) representing the average of the quotations at approximately 10:00 a.m. (New York City time) on such day on such transactions received by U.S. Bank National Association from three Federal funds brokers of recognized standing selected by U.S. Bank National Association in its sole discretion.
“Prime Rate” means from time to time, the rate of interest established by U.S. Bank National Association as its prime commercial lending rate.
“LIBOR Unit” shall mean Series H Preferred Units that generate monthly distributions at the LIBOR Rate.
“LIBOR Rate” shall mean, with respect to any LIBOR Unit and a particular Distribution Period, (i) for the first Distribution Period (i.e., ending May 1, 2013), 2.6875% per annum and (ii) for each Distribution Period thereafter, the LIBOR rate taken from Reuters Screen LIBOR01 page or any successor thereto, which shall be that LIBOR rate in effect two New York Banking Days prior to such Distribution Period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent; provided that the LIBOR Rate shall never be less than zero. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Loan Agreement” shall mean the Loan Agreement dated as of April 26, 2013 in the principal sum of $1,500,000,000 by and among General Growth Properties, Inc., as borrower, U.S. Bank National Association, as administrative agent, RBC Capital Markets and U.S. Bank National

Association, as joint lead arrangers and bookrunners, and those property guarantors and lenders listed on the signature pages therein. The “Loan” shall mean the loans to be made to General Growth Properties, Inc., as borrower, under the Loan Agreement.
“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, calculated in accordance with the Loan Agreement.
“Maturity Date” shall mean April 26, 2016; provided, however, holders of Series H Preferred Units may extend the Maturity Date for two (2) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (y) April 26, 2017 if the first Extension Option is exercised and (z) April 26, 2018 if the second Extension Option is exercised.
2.    Designation and Number; Etc. The Series H Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series H Preferred Units shall be 1,500,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule F and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule F shall control.
3.    Rank. The Series H Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(j)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series H Preferred Units;
(k)    on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series H Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and
(l)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series H Preferred Units.
4.    Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series H Preferred Units voting separately as a class:

(e)    authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series H Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or
(f)    amend, alter or repeal the provisions of these Series H Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Units or the holders thereof.
For purposes of this Section 4, each Series H Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series H Preferred Units shall have been redeemed. Except as provided herein, the holders of Series H Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.
5.    Unit Type Conversions. The Series H Preferred Units are distinguished by “Type.” The “Type” of Unit refers to whether such Unit is a Base Rate Unit or a LIBOR Unit, each of which constitutes a Type of Series H Preferred Unit. The holders of Series H Preferred Units shall have the right to convert Units of one Type into Units of another Type at any time or from time to time. Unit holders shall designate the Type of Series H Preferred Unit being acquired at the time of issuance, and such Type shall continue unless such holder directs the Partnership to convert such Type into another Type. Absent instructions from a Unit holder to select the duration of any Distribution Period for any LIBOR Unit, such Unit shall continue as a LIBOR Unit with a Distribution Period of one (1) month on the last day of the then-current Distribution Period for such Unit or, if outstanding as a Base Rate Unit, shall remain as a Base Rate Unit.
6.    Distributions.
(a)    Regular Distributions. Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series H Preferred Units, the holders of Series H Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the following rates per annum on the $1,000 liquidation preference per Series H Preferred Unit:

(i)    during such periods as the Series H Preferred Units are Base Rate Units, the Base Rate plus the Applicable Margin; and
(ii)    during such periods as the Series H Preferred Units are LIBOR Units, the LIBOR Rate for such period plus the Applicable Margin.
Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists (as such term is defined in the Loan Agreement), the holders of Series H Preferred Units shall be entitled to receive on each Distribution Payment Date, cash distributions at the applicable Default Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due. In addition to any distributions due under this Section 6, the Partnership shall pay to holders of Series H Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made two days after the Distribution Payment Date.
(b)    Distributions on the Series H Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.
(c)    Distributions on the Series H Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date. The initial distribution on the Series H Preferred Units, which shall be paid on May 1, 2013 if declared by the General Partner, shall be for less than a full month and shall be in the amount of $559,895.83 per Series H Preferred Unit. Distributions payable on the Series H Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.
(d)    The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series H Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.
(e)    No distribution on the Series H Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series H Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule F).
(f)    Distributions on the Series H Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.
(g)    Except as provided in Section 6(h) of this Schedule F, so long as any Series H Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series H Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series H Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series H Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series H Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.
(h)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series H Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series H Preferred Units, all distributions declared upon the Series H Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series H Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series H Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series H Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.

(i)    Any distribution payment made on Series H Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.
(j)    If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series H Preferred Units shall be in the same portion that the total distributions paid or made available to the holders of the Series H Preferred Units for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.
(k)    Distributions with respect to the Series H Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule F shall be construed and applied consistently with such Treasury Regulations.
7.    Liquidation Preference.
(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series H Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series H Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series H Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series H Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).
(b)    If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series H Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series H Preferred Units and liquidating payments on any other

Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series H Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series H Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series H Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.
(c)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(d)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 7(a) of this Schedule F, the holders of Series H Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.
(e)    For the purposes of this Section 7, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).
8.    Redemption.
(j)    Mandatory Redemptions.
(i)    Extension Period Redemptions. On each Distribution Payment Date during each Extension Period, the Partnership shall redeem a number of Series H Preferred Units equal to the quotient obtained by dividing (y) the Extension Period Redemption Payment by (z) the liquidation value of $1,000 per Series H Preferred Unit. The Extension Period Redemption Payment shall be an amount calculated by the Partnership equal to the constant monthly principal payments required to fully amortize, over a term of thirty (30) years, the a loan in an amount equal to the then outstanding principal amount of the Loan, assuming a debt constant of 7.58%

(calculated based on an annual interest rate of 6.5% and such thirty (30) year amortization schedule).
(ii)    On the Maturity Date, the Partnership shall redeem the Series H Preferred Units at a redemption price equal to the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.
(k)    Optional Redemption. The holders of the Series H Preferred Units shall have the right to redeem the Series H Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions and a redemption fee, which shall be an amount equal to the applicable “Prepayment Premium” that would be payable pursuant to the terms of the Loan Agreement in the event the Loan were repaid prior to its maturity date.
9.    Purpose. The Series H Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 4(d)(ii) of the Fourth Amended and Restated Agreement of Limited Partnership of GGP Operating Partnership, LP, and as a direct result of the Unit holders’ contribution of Loan proceeds to the Partnership. Accordingly, the terms set forth on this Exhibit F are intended to be equivalent to the terms of the Note issued by General Growth Properties, Inc., as borrower, under the Loan Agreement. To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Exhibit F and the Series H Preferred Units.

SCHEDULE G
1.    Definitions. As used in this Schedule G, the following terms shall have the meanings set forth below, unless the context otherwise requires:
“Default Rate” shall mean a rate per annum that is equal to the lesser of (a) maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the note issued by General Growth Properties, Inc., as borrower under the Loan Agreement, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, or (b) the applicable distribution rate with respect to such Series I Preferred Unit plus 2%.
“Distribution Payment Date” shall mean the first day of each month of each year, or, if not a business day, the next succeeding business day (provided no interest, additional distributions or other sums shall accrue or accumulate on the amount so payable for the period from and after the Distribution Payment Date to the next succeeding business day).
“LIBOR Rate” shall mean the LIBOR rate taken from Reuters Screen LIBOR01 page or any successor thereto, which shall be that LIBOR rate in effect two New York Banking Days prior to the first day of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent; provided that the LIBOR Rate shall never be less than zero. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Loan Agreement” shall mean the Loan Agreement dated as of September 5, 2013 in the principal sum of $100,000,000 by and among General Growth Properties, Inc., as borrower, Columbia Mall L.L.C., as guarantor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and bookrunner. The “Loan” shall mean the loans to be made to General Growth Properties, Inc., as borrower, under the Loan Agreement.
“Maturity Date” shall mean September 5, 2018.
2.    Designation and Number; Etc. The Series I Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Fourth Amended and Restated Agreement of Limited Partnership to the extent applicable). The authorized number of Series I Preferred Units shall be 100,000. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule G and any other provision of the Fourth Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule G shall control.

3.    Rank. The Series I Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:
(m)    senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series I Preferred Units;
(n)    on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series I Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and
(o)    junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series I Preferred Units.
4.    Voting. The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series I Preferred Units voting separately as a class:
(g)    authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series I Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or
(h)    amend, alter or repeal the provisions of these Series I Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Units or the holders thereof.
For purposes of this Section 4, each Series I Preferred Unit shall have one (1) vote. Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Units shall have been redeemed. Except as provided herein, the holders of Series I Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

5.    Distributions.
(a)    Regular Distributions. Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series I Preferred Units, the holders of Series I Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the LIBOR Rate on the $1,000 liquidation preference per Series I Preferred Unit. Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists (as such term is defined in the Loan Agreement), the holders of Series I Preferred Units shall be entitled to receive on each Distribution Payment Date, cash distributions at the applicable Default Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due. In addition to any distributions due under this Section 5, the Partnership shall pay to holders of Series I Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made two days after the Distribution Payment Date.
(b)    Distributions on the Series I Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.
(c)    Distributions on the Series I Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date. The initial distribution on the Series I Preferred Units, which shall be paid on October 1, 2013 if declared by the General Partner, shall be for less than a full month and shall be in the amount of approximately $1.3961 per Series I Preferred Unit. Distributions payable on the Series I Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.
(d)    The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date. The record date for distributions upon the Series I Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.
(e)    No distribution on the Series I Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series I Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule G).
(f)    Distributions on the Series I Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.
(g)    Except as provided in Section 5(h) of this Schedule G, so long as any Series I Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series I Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series I Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series I Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series I Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.
(h)    When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series I Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series I Preferred Units, all distributions declared upon the Series I Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series I Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series I Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series I Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other.
(i)    Any distribution payment made on Series I Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.
(j)     If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion of the total distributions (as determined for Federal income tax purposes) paid or made available for the year to holders of all partnership interests of the Partnership (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series I Preferred Units shall be in the same portion that the total distributions paid or made available to the holders of the Series I Preferred Units for the year bears to the total distributions for the year made with respect to all partnership interests in the Partnership.
(k)    Distributions with respect to the Series I Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule G shall be construed and applied consistently with such Treasury Regulations.

6.    Liquidation Preference.
(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series I Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series I Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series I Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series I Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b)    If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series I Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series I Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series I Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series I Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series I Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.
(c)    Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(d)    After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule G, the holders of Series I Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.
(e)    For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).
7.    Redemption.
(s)    Mandatory Redemptions. On the Maturity Date, the Partnership shall redeem the Series I Preferred Units at a redemption price equal to the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.
(t)    Optional Redemption. At any time prior to the Maturity Date, the holders of the Series I Preferred Units shall have the right to redeem the Series I Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

8.    Purpose. The Series I Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 4(d)(ii) of the Fourth Amended and Restated Agreement of Limited Partnership of GGP Operating Partnership, LP, as amended, and as a direct result of the Unit holders’ contribution of Loan proceeds to the Partnership. Accordingly, the terms set forth on this Schedule G are intended to be equivalent to the terms of the Note issued by General Growth Properties, Inc., as borrower, under the Loan Agreement. To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Schedule G and the Series I Preferred Units.

SCHEDULE H

1.1     Designation. A class of Partnership Units in the Partnership designated as “LTIP Units” is hereby established. LTIP Units are intended to qualify as “profits interests” in the Partnership. Two initial series of LTIP Units designated as “AO LTIP Units” and “FV LTIP Units,” respectively, are hereby established. The number of LTIP Units, AO LTIP Units and FV LTIP Units that may be issued by the Partnership shall not be limited.

1.2     Vesting. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any Stock Plan pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units;” all other LTIP Units are referred to as “Unvested LTIP Units.”

1.3     Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Partnership at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose or as transferred to the Partnership. Unless otherwise specified in the relevant Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.

1.4     Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation provisions set forth in the Vesting Agreement, apply to the LTIP Unit.

1.7.    Adjustments. If an LTIP Unit Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between Common Units and LTIP Units as existed prior to such LTIP Unit Adjustment Event. The following shall be “LTIP Unit Adjustment Events:” (A) the Partnership makes a distribution on all outstanding Common Units in Units, (B) the Partnership subdivides the outstanding Common Units into a greater number of Units or combines the outstanding Common Units into a smaller number of Units, or (C) the Partnership issues any Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization. If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously. If the Partnership takes an action affecting the Common Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the correspondence between Common Units and LTIP Units as it existed prior to such action, the General Partner shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any Vesting Agreement or plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

1.8     Right to Convert LTIP Units into Common Units.

(a)     A holder of LTIP Units shall have the right (the “LTIP Unit Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units as follows:

(1)     an AO LTIP Unit that that has become a Vested LTIP Unit may be converted into a number (or fraction thereof) of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the AO LTIP Conversion Factor (as defined below); and

(2)     a FV LTIP Unit that that has become a Vested LTIP Unit may be converted into a number (or fraction thereof) of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the FV LTIP Conversion Factor (as defined below).

“AO LTIP Conversion Factor” shall mean the quotient of (i) the excess of the Common Unit Economic Balance as of the date of conversion (assuming for this purpose the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subsection (b) of the definition of Gross Asset Value as of the conversion date) over the AO LTIP Unit Participation Threshold (as defined below) for such Vested AO LTIP Unit, divided by (ii) the Common Unit Economic Balance as of the date of conversion (assuming for this purpose the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subsection (b) of the definition of Gross Asset Value as of the conversion date).

“AO LTIP Unit Participation Threshold” shall mean, for each AO LTIP Unit, the amount specified as such in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted. The AO LTIP Unit Participation Threshold of an AO LTIP Unit is intended to be the Common Unit Economic Balance as of the date of issuance of such AO LTIP Unit, assuming the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subsection (b) of the definition of Gross Asset Value at such time.

Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that when a holder of LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Person may give the Partnership an LTIP Unit Conversion Notice conditioned upon and effective as of the time of vesting, and such LTIP Unit Conversion Notice, unless subsequently revoked by the holder of the LTIP Units, shall be accepted by the Partnership subject to such condition.

“FV LTIP Conversion Factor” shall mean the quotient of (i) the Economic Capital Account Balance attributable to the FV LTIP Unit being converted as of the date of conversion, divided by (ii) the Common Unit Economic Balance as of the date of conversion, provided that if the Economic Capital Account Balance attributable to an FV LTIP Unit has at any time reached an amount equal to the Common Unit Economic Balance determined as of such time, the FV LTIP Conversion Factor for such FV LTIP Unit shall never exceed one (1).

(b)     In order to exercise his or her LTIP Unit Conversion Right, a Holder of LTIP Units shall deliver a notice (an “LTIP Unit Conversion Notice”) in the form attached as Exhibit X hereto not less than 10 nor more than 60 days prior to a date (the “LTIP Unit Conversion Date”) specified in such LTIP Unit Conversion Notice. Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 1.8 shall be free and clear of all liens.

1.9    Forced Conversion by the Partnership into Common Units.

(a)     The Partnership may cause Vested LTIP Units to be converted (a “LTIP Unit Forced Conversion”) into Common Units as follows:

(1) at any time after the AO LTIP Unit Forced Conversion Date (as defined below), an AO LTIP Unit that has become a Vested LTIP Unit may be converted by the Partnership into a number (or fraction thereof) of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the AO LTIP Conversion Factor (as defined above), subject to Section 1.12; and

(2) a FV LTIP Unit that that has become a Vested LTIP Unit and the Book-Up Target of which is zero may be converted into a number (or fraction thereof) of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7 equal to the FV LTIP Conversion Factor (as defined above), subject to Section 1.12;

“AO LTIP Unit Forced Conversion Date” shall mean, for each AO LTIP Unit, the date specified as such herein or in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted.

(b)    In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Exhibit Y hereto to the applicable Holder not less than 10 nor more than 60 days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Forced Conversion Notice. A Forced LTIP Unit Conversion Notice shall be provided in the manner in which notices are generally to be provided in accordance with the Partnership Agreement. Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 1.9 shall be free and clear of all liens.

1.10     Conversion Procedures. Subject to any redemption of Common Units to be received upon the conversion of Vested LTIP Units pursuant to Section 1.13, a conversion of Vested LTIP Units for which the Holder thereof has given an LTIP Unit Conversion Notice or for which the Partnership has given a LTIP Unit Forced Conversion Notice shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such Holder of LTIP Units, as of which time such Holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such Holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

1.11     Treatment of Capital Account. For purposes of making future allocations under the Partnership Agreement, reference to a Partner’s portion of its Economic Capital Account Balance attributable to his or her LTIP Units shall exclude, after the date of conversion of any of its LTIP Units, the portion of such Partner’s Economic Capital Account Balance attributable to the converted LTIP Units.

1.12     Mandatory Conversion in Connection with a Capital Transaction.

(a)     If the Partnership, the General Partner or the Public REIT shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event) as a result of which Common Units shall be exchanged for or converted into the right, or the Holders of Common Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any such transaction being referred to herein as a “Capital Transaction”), then the General Partner shall, immediately prior to the Capital Transaction, exercise its right to cause an LTIP Unit Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the

Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold at the Capital Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Common Units in the context of the Capital Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction).

(b)     In anticipation of such LTIP Unit Forced Conversion and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each Holder of LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a Holder of the same number of Common Units, assuming such Holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that Holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each Holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such Holder into Common Units in connection with such Capital Transaction. If a Holder of LTIP Units fails to make such an election, such Holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder of a Common Unit would receive if such holder of Common Units failed to make such an election.

(c)     Subject to the rights of the Partnership and the General Partner under the relevant Vesting Agreement and the terms of any Stock Plan under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to (i) cause the terms of any Capital Transaction to be consistent with the provisions of this Section 1.12, and (ii) in the event LTIP Units are not converted into Common Units in connection with the Capital Transaction (including pursuant to Section 1.12(a) above), but subject to the rights of the General Partner and the Partnership set forth in Section 1.15(b)(ii) below to the extent that they can act without the consent of Holders of LTIP Units, enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of those Holders of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Capital Transaction that, to the extent compatible with the interests of the Common Unitholders and the shareholders of the Public REIT, (A) contains reasonable provisions designed to allow such Holders to subsequently convert their LTIP Units, if and when eligible for conversion, into securities as comparable as reasonably possible under the circumstances to the Common Units, and (B) preserves as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights of such Holders.

1.13     Redemption Right of LTIP Unit Limited Partners.

(a)     LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership (i) from repurchasing LTIP Units from the Holder thereof if and to the extent that such Holder agrees to sell such LTIP Units or (ii) from exercising the right to cause a LTIP Unit Forced Conversion.

(b)     Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein or in the Partnership Agreement, on or at any time after the applicable LTIP Unit Conversion Date each LTIP Unit Limited Partner will have the right (the “LTIP Unit Redemption Right”) to require the Partnership to redeem all or a portion of the Common Units into which such LTIP Unit Limited Partner’s LTIP Units were converted (such Common Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (as defined below), unless the terms of this Agreement, the relevant Vesting Agreement or other separate agreement entered into between the Partnership and the LTIP Unit Limited Partner expressly provide that such Common Units are not entitled to the LTIP Unit Redemption Right. The term “Cash Amount” shall mean, with respect to Tendered Units, an amount of cash equal to the product of (i) the Current Per Share Market Price as of the date on which the Company receives the applicable LTIP Unit Redemption Notice (as defined below) multiplied by (ii) the number of Tendered Units, and then divided by (iii) the Conversion Factor. Any LTIP Unit Redemption Right shall be exercised pursuant to a LTIP Unit Redemption Notice (as defined below) delivered to the General Partner by the LTIP Unit Limited Partner who is exercising the right (the “Tendering Partner”). Any Common Units redeemed by the Partnership pursuant to this Section 1.13 shall be cancelled upon such redemption.

(c)     In order to exercise his or her LTIP Unit Redemption Right, a Tendering Partner shall deliver a notice (an “LTIP Unit Redemption Notice”) in the form attached as Exhibit Z hereto. Redemption and payment of the Cash Amount will occur within 30 days after receipt by the General Partner of a LTIP Unit Redemption Notice (the “Specified LTIP Unit Redemption Date”).

(d)     Notwithstanding the provisions of Section 1.13(c) above, if a holder of LTIP Units has delivered to the General Partner a LTIP Unit Redemption Notice then the Public REIT may, in its sole and absolute discretion, elect to assume and satisfy the

Partnership’s redemption obligation and acquire some or all of the Tendered Units from the Tendering Partner in exchange for the REIT Shares Amount (as defined below) and, if the Public REIT so elects, the Tendering Partner shall sell such number of Tendered Units to the Public REIT in exchange for the REIT Shares Amount. In such event, the Tendering Partner shall have no right to cause the Partnership to redeem such Tendered Units for the Cash Amount. The term “REIT Shares Amount” shall mean, with respect to Tendered Units as of a particular date, a number of REIT Shares equal to the quotient of (x) the number of Tendered Units divided by (y) the Conversion Factor in effect on such date with respect to such Tendered Units. The Tendering Partner shall submit (i) such information, certification or affidavit as the Public REIT may reasonably require in connection with the application of any applicable ownership limit with respect to REIT Shares to any such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Public REIT’s view, to effect compliance with the Securities Act. The REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable REIT Shares and free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Securities Act, relevant state securities or blue sky laws and any applicable agreements with respect to such REIT Shares entered into by the Tendering Partner. Notwithstanding any delay in such delivery (but subject to Section 1.13(e)), the Tendering Partner shall be deemed the owner of such REIT Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified LTIP Unit Redemption Date. In addition, the REIT Shares for which the Tendered Units might be exchanged shall also bear all legends deemed necessary or appropriate by the Public REIT. Neither any Tendering Partner whose Tendered Units are acquired by the Public REIT pursuant to this Section 1.13(d), any Partner, any assignee or permitted transferee nor any other interested Person shall have any right to require or cause the Public REIT to register, qualify or list any REIT Shares owned or held by such Person with the SEC, with any state securities commissioner, department or agency, under the Securities Act or with any stock exchange, unless subject to a separate written agreement pursuant to which the Public REIT has granted registration or similar rights to any such Person.

(e)     Each Tendering Partner covenants and agrees with the General Partner that all Tendered Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units, the General Partner shall be under no obligation to acquire the same. Each Tendering Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Units to the General Partner (or its designee), such Tendering Partner shall assume and pay such transfer tax.

(f)     Notwithstanding the provisions of Section 1.13(b), Section 1.13(c), Section 1.13(d) or any other provision of the Partnership Agreement, a Limited Partner (i) shall not be entitled to effect the LTIP Unit Redemption Right for cash or in exchange for REIT Shares to the extent the ownership of or right to acquire REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate any of the restrictions on ownership and transfer of REIT Shares set forth in the Charter and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter. To the extent any attempted redemption or exchange for REIT Shares would be in violation of this Section 1.13(f), it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such redemption or the REIT Shares otherwise issuable upon such exchange.

(g)     Notwithstanding anything herein to the contrary (but subject to Section 1.13(f)), with respect to any redemption or exchange for REIT Shares pursuant to this Section 1.13: (i) without the consent of the General Partner otherwise, each Tendering Partner may effect the Redemption Right only one time in each fiscal quarter; (ii) without the consent of the General Partner otherwise, each Tendering Partner may not effect the Redemption Right for fewer than 1,000 Common Units or, if the Tendering Partner holds fewer than 1,000 Common Units, all of the Common Units held by such Tendering Partner; (iii) without the consent of the General Partner otherwise, each Limited Partner may not effect the Redemption Right during the period after the record date established in accordance with the Partnership Agreement for the distribution of cash to Common Unitholders with respect to a distribution and before the record date established by the Public REIT for a distribution to its common stockholders of some or all of its portion of such distribution; (iv) the consummation of any redemption or exchange for REIT Shares shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (v) each Tendering Partner shall continue to own all Common Units subject to any redemption or exchange for REIT Shares, and be treated as a Limited Partner with respect to such Common Units for all purposes of this Agreement, until such Common Units are either paid for by the Partnership pursuant to Section 1.13(b) or transferred to the Public REIT and paid for by the issuance of the REIT Shares, pursuant to Section 1.13(d) on the Specified Redemption Date. Until a Specified Redemption Date, the Tendering Partner shall have no rights as a stockholder of the Public REIT with respect to such Tendering Partner’s Common Units.

(h)     Notwithstanding anything herein to the contrary (but subject to Section 1.8), a Holder of LTIP Units may deliver a LTIP Unit Redemption Notice relating to Common Units that will be issued to such Holder upon conversion of LTIP Units into Common Units pursuant to Section 1.8 in advance of the LTIP Unit Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until the LTIP Unit Conversion Date. For clarity, it is noted that the objective of this Section 1.13(h) is to put a holder of LTIP Units in a position where, if he or she so wishes, the Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the Public REIT elects to assume the Partnership’s redemption obligation with respect to such Common Units under Section 1.13(d) by delivering to such holder REIT Shares rather than cash, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units. The General Partner shall cooperate with a Holder of LTIP Units to coordinate the timing of the different events described in the foregoing sentence.

1.14     Voting Rights. Except as provided in Section 1.15, holders of LTIP Units shall not have the right to vote on any matters submitted to a vote of the Limited Partners.

1.15     Special Approval Rights. Holders of LTIP Units shall only (a) have those voting rights required from time to time by non-waivable provisions of Delaware law, if any, and (b) have the limited voting rights expressly set forth in this Section 1.15. The General Partner and/or the Partnership shall not, without the affirmative vote of Holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions: (i) no separate consent of the Holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would, in a ratable and proportional manner, alter, change, modify or amend the rights, powers or privileges of the Common Units; (ii) a merger, consolidation or other business combination or reorganization of the Partnership, the General Partner, the Public REIT or any of their Affiliates shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units so long as either: (w) the LTIP Units that are then eligible for conversion are converted into Common Units immediately prior to the effectiveness of the transaction; or (x) the Holders of LTIP Units either will receive, or will have the right to elect to receive, for each LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such LTIP Unit had it been converted into a number of Common Units (or fraction of a Common Unit, as applicable under the terms of such LTIP Units) immediately prior to the transaction, but only if it was eligible to be so converted; (y) the LTIP Units remain outstanding with their terms materially unchanged; or (z) if the Partnership is not the surviving entity in such transaction, the LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units; (iii) any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the LTIP Units in any respect), which either (x) does not require the consent of the Holders of Common Units or (y) is authorized by the Holders of Common Units shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding

LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

1.17     Limited Partners’ Rights to Transfer.

(a)     Subject to the terms of the relevant Vesting Agreement or other document pursuant to which LTIP Units are granted, except in connection with the exercise of a LTIP Unit Redemption Right pursuant to Section 1.13, a Limited Partner (other than the Company) may not transfer all or any portion of his or her LTIP Units without the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.

(b)     If a holder of LTIP Units is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his, her or its partnership interest. “Incapacity” or “Incapacitated” means, (i) as to any LTIP Unit Limited Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction of an order adjudicating him or her incompetent to manage his or her Person or estate; (ii) as to any Partner that is an estate, the distribution by the fiduciary of the estate of its entire interest in the Partnership; (iii) as to any trustee of a trust which is a LTIP Unit Limited Partner, the termination of the trust (but not the substitution of a new trustee) or (iv) as to any LTIP Unit Limited Partner, the bankruptcy of such LTIP Unit Limited Partner.

EXHIBIT X

Notice of Election by Partner to Convert LTIP Units into Common Units

The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in GGP Operating Partnership, LP (the “Partnership”) set forth below into Common Units in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other Person other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

In accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, the holder of LTIP Units being converted is obligated, in the event any state or local property transfer tax is payable as a result of such conversion, to assume and pay such transfer tax.

Name of Holder:

Number of AO LTIP Units to be Converted:
Number of FV LTIP Units to be Converted:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

EXHIBIT Y

Notice of Election by Partnership to Force Conversion of LTIP Units into Common Units

GGP Operating Partnership, LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

To the extent that LTIP Units held by the holder are not free and clear of all liens, claims and encumbrances, or should any such liens, claims and/or encumbrances exist or arise with respect to such LTIP Units, the Common Units into which such LTIP Units are converted shall continue to be subject thereto.

In accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, the holder of LTIP Units being converted is obligated, in the event any state or local property transfer tax is payable as a result of such conversion, to assume and pay such transfer tax.

Name of Holder:

Number of AO LTIP Units to be Converted:
Number of FV LTIP Units to be Converted:
Conversion Date:

EXHIBIT Z

Notice of Redemption

The undersigned Limited Partner hereby irrevocably (i) redeems Common Units in GGP Operating Partnership, LP in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Agreement”), and the LTIP Unit Redemption Right referred to in Schedule H thereof; (ii) surrenders such Common Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the General Partner) deliverable upon exercise of the LTIP Unit Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to redeem and surrender such Common Units as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.

In accordance with the terms of the Agreement, the holder of LTIP Units being redeemed is obligated, in the event any state or local property transfer tax is payable as a result of such redemption, to assume and pay such transfer tax.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:

Name of Limited Partner:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or tax ID number:

[EXHIBIT A]
[List of Unit Holders]

EXHIBIT B
Allocations
1.    Allocation of Net Income and Net Loss.
(a)    Net Income. Except as otherwise provided herein, Operating Income and Liquidating Gain of the Partnership for each fiscal year or other applicable period shall be allocated as follows:
1.    First, Operating Income and Liquidating Gain shall be allocated to the General Partner to the extent the cumulative Operating Loss and Liquidating Loss allocated to the General Partner under subparagraph (b)(5) below exceeds the cumulative Operating Income and Liquidating Gain allocated to the General Partner under this subparagraph (a)(1), provided that the allocation under this subparagraph shall first be made out of Operating Income to the extent of available Operating Income as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gain as of such time;
2.     Second, Operating Income and Liquidating Gain shall be allocated to each Partner in proportion to and to the extent of the amount by which the cumulative Operating Loss and Liquidating Loss allocated to such Partner under subparagraph (b)(4) exceeds the cumulative Operating Income and Liquidating Gain allocated to such Partner under this subparagraph (a)(2), provided that the allocation under this subparagraph shall first be made out of Operating Income to the extent of available Operating Income as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gain as of such time;
3.    Third, Operating Income and Liquidating Gain shall be allocated to the General Partner until the cumulative Operating Income and Liquidating Gain allocated to the General Partner equals the cumulative Operating Loss and Liquidating Loss allocated to the General Partner under subparagraph (b)(3), provided that the allocation under this subparagraph shall first be made out of Operating Income to the extent of available Operating Income as of the time any allocation is being made, and thereafter to the extent of any available Liquidating Gain as of such time;
4.    Fourth, Operating Income shall be allocated to each holder of Preferred Units other than the Series D Preferred Units to the extent of and in proportion to the excess of (I) the cumulative amount of distributions made in respect of such Preferred Units, reduced by in the case of the Series B Preferred Units the cumulative Common Unit Reallocated Amounts, and increased by in the case of the Series B Preferred Units the cumulative Series

B Preferred Unit Reallocated Amounts, pursuant to the provisos below, over (II) the cumulative amount of Operating Income allocated to each holder of Preferred Units pursuant to this subparagraph (a)(4) and subparagraph (a)(6) for such period and all prior periods reduced by the cumulative amount of Operating Loss and Liquidating Loss allocated to such holder of Preferred Units pursuant to subparagraph (b)(2) below for all prior periods; provided, however, that in the event the cumulative Operating Income allocable to the holders of the Common Units and holders of LTIP Units pursuant to this subparagraph (a)(4) and subparagraph (a)(6) below for such period and all prior periods (before application of this proviso for such period) exceeds the cumulative distributions made to the holders of Common Units and holders of LTIP Units with respect to such Units for such period and all prior periods, the Series B Preferred Unit Reallocated Amount shall be reallocated pro rata to the holders of Series B Preferred Units;
5.    (i) Liquidating Gains shall first be allocated to the Partners holding FV LTIP Units until the Economic Capital Account Balances of such Partners, to the extent attributable to their ownership of FV LTIP Units, are equal to (1) the Common Unit Economic Balance, multiplied by (2) the number of their FV LTIP Units (with respect to each Partner holding FV LTIP Units, the “Target Balance”). For the avoidance of doubt, Liquidating Gains allocated with respect to a FV LTIP Unit pursuant to this subparagraph shall reduce (but not below zero) the Book-Up Target for such FV LTIP Unit. Any such allocations shall be made among the holders of FV LTIP Units in proportion to the aggregate amounts required to be allocated to each under this subparagraph (a)(5).

(ii) Liquidating Gain allocated to a Partner under this subparagraph will be attributed to specific FV LTIP Units of such Partner for purposes of determining (1) allocations under this Exhibit B, (2) the effect of the forfeiture or conversion of specific LTIP Units on such Partner’s Capital Account and (3) the ability of such Partner to convert specific LTIP Units into Common Units. Such Liquidating Gain will generally be attributed in the following order: (1) first, to Vested FV LTIP Units held for more than two years, (2) second, to Vested FV LTIP Units held for two years or less, (3) third, to Unvested FV LTIP Units that have remaining vesting conditions that only require continued employment or service to the Company, the Partnership, the General Partner or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (4) fourth, to other Unvested FV LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.

EX B-2

(iii) After giving effect to the special allocations set forth above, if, due to distributions with respect to Common Units in which the FV LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any Partner attributable to such Partner’s FV LTIP Units exceeds the Target Balance, then Liquidating Losses shall be allocated to such Partner to eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such disparities, such losses shall be allocated among FV LTIP Units in a manner reasonably determined by the General Partner.

(iv) The parties agree that the intent of this subparagraph is (1) to the extent possible to make the liquidation value associated with each FV LTIP Unit the same as the liquidation value of a Common Unit, and (2) to allow conversion of a FV LTIP Unit (assuming it is a Vested LTIP Unit) when sufficient Liquidating Gains have been allocated to such FV LTIP Unit pursuant to clause (i) above or Net Loss, Operating Loss and/or Liquidating Loss have been allocated to Common Units under Section 1(b) subparagraph 1 or this Exhibit B so that either a FV LTIP Unit’s initial Book-Up Target has been reduced to zero or the parity described in subclause (1) above has been achieved. The General Partner shall be permitted to interpret this Section and to amend this Agreement to the extent necessary and consistent with this intention.

(v) If a Partner forfeits any FV LTIP Units to which Liquidating Gain has previously been allocated under clause (i) above, (1) the portion of such Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that Partner’s remaining FV LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in clause (ii) above as reasonably determined by the General Partner, to the extent necessary to cause such Partner’s Economic Capital Account Balance attributable to each such FV LTIP Unit to equal the Common Unit Economic Balance and (2) such Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to the foregoing subclause (1) above. Any such reductions in Capital Accounts pursuant to the foregoing subclause (2) shall be reallocated to the Common Units and LTIP Units pro rata, provided that the General Partner shall have the discretion to limit reallocations to LTIP Units in any manner the General Partner reasonably determines is necessary to prevent such LTIP Units from participating in Liquidating Gains realized prior to the issuance of such LTIP Units; and

6.    Thereafter, Operating Income to the holders of Common Units, FV LTIP Units and AO LTIP Units pro rata in accordance with their Percentage Interests and any remaining Liquidating Gain after the special allocation provided in Section 1(a) subparagraph 5 of this Exhibit B to the holders of Common Units, FV LTIP Units and Eligible AO LTIP Units in proportion to the Common Units, FV LTIP Units and Eligible AO LTIP Units held by such

EX B-3

Partners; provided however that: (i) in the event the cumulative distributions made to the holders of Common Units and LTIP Units with respect to such Units for such period and all prior periods exceed the cumulative Operating Income allocable to the holders of the Common Units and LTIP Units pursuant to subparagraph (a)(4) and this subparagraph (a)(6) for such period and all prior periods (before application of this proviso for such period), the Common Unit Reallocated Amount shall be reallocated to the holders of Common Units, FV LTIP Units and AO LTIP Units in accordance with their Percentage Interests; and (ii) Liquidating Gain allocable in respect of an Eligible AO LTIP Unit pursuant to this paragraph 6 shall not exceed the Eligible AO LTIP Units share of Liquidating Gain in excess of the amount necessary to cause the Common Unit Economic Balance to equal the Common Unit Economic Balance as of the date of issuance of the Eligible AO LTIP Unit, as adjusted for any LTIP Unit Adjustment Events.

The term “Common Unit Reallocated Amount” shall mean an amount equal to the difference between (I) the amount of Operating Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period, and (II) the product obtained by multiplying (A) the Percentage Interest represented by the Series B Preferred Units determined as if the Series B Preferred Units had been converted into Common Units, and (B) the sum of (i) the Operating Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period and (ii) the Operating Income allocable to the Common Units and LTIP Units pursuant to subparagraph (a)(6) with respect to such fiscal year or other period. For purposes of clarity, amounts specially allocated in respect of LTIP Units pursuant to Section 2(g) shall not be taken into account in clause (II)(B)(ii) of this definition. The Common Unit Reallocated Amount shall be calculated based on the amounts of Operating Income allocable under subparagraphs (a)(4) and (a)(6) prior to the application of the provisos contained in such subparagraphs with respect to such fiscal year or other period.
The term “Series B Preferred Unit Reallocated Amount” shall mean the difference between (I) the amount of Operating Income allocable to the Common Units and LTIP Units pursuant to subparagraph (a)(6) with respect to such fiscal year or other period, and (II) the product obtained by multiplying (A) the Percentage Interest represented by the Common Units (exclusive of the Common Units issuable in respect of the deemed conversion of the Series B Preferred Units as contemplated herein) and LTIP Units determined as if the Series B Preferred Units had been converted into Common Units, and (B) the sum of (i) Operating Income allocable to the Series B Preferred Units pursuant to subparagraph (a)(4) with respect to such fiscal year or other period and (ii) the Operating Income allocable to the Common Units and LTIP Units pursuant to this subparagraph (a)(6) with respect to such fiscal year or other period; provided, however, that to the extent the allocation of the Series B Preferred Unit Reallocated Amount to the holders of Series B Preferred Units would cause such holders on a cumulative basis to have been allocated Operating Income in excess of distributions, the Series B Preferred Unit Reallocated Amount shall be reduced by such excess. For

EX B-4

purposes of clarity, amounts specially allocated in respect of LTIP Units pursuant to Section 2(g) of this Exhibit B shall not be taken into account in clauses (I) and (II)(B) of this definition. The Series B Preferred Unit Reallocated Amount shall be calculated based on the amounts of Operating Income allocable pursuant to subparagraphs (a)(4) and (a)(6) prior to the application of the provisos contained in such subparagraphs with respect to such fiscal year or other period.

It is the intention of the parties that the application of subparagraphs (a)(4) and (a)(6) above will result in corresponding return of capital distributions (per Unit) to the Series B Preferred Units (on an as-converted basis) and Common Units and LTIP Units (based on their respective Percentage Interests) on a cumulative basis and shall be applied and interpreted consistently therewith.
In allocating Net Income for each fiscal year or period, for all purposes of this Section 1(a) (including for purposes of determining the “Percentage Interests” of the holders of both the Common Units and the Series D Preferred Units), the holders of the Series D Preferred Units shall be treated as though they held that number of Common Units into which their Series D Preferred Units were convertible, as determined from time to time during such fiscal year or period.
(b)    Net Loss. Except as otherwise provided herein, Operating Loss and Liquidating Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:
1.    Subject to the prior application of Section 1(a)(5)(iii), first, Operating Loss shall be allocated to the holders of Common Units, Eligible FV LTIP Units and AO LTIP Units in proportion to their respective Percentage Interests, and Liquidating Loss shall be allocated to the holders of Common Units, Eligible FV LTIP Units and AO LTIP Units in proportion to the Common Units, Eligible FV LTIP Units and AO LTIP Units held by such Partners; provided that the Net Loss allocated in respect of a Common Unit, FV LTIP Unit or AO LTIP Unit pursuant to this Section 1(b)(1) shall not exceed the maximum amount of Net Loss that could be allocated in respect of such Unit without causing a holder of such Unit to have an Adjusted Capital Account Deficit determined as if the holder held only that Unit (and excluding for this purpose any increase in such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account balance pursuant to Section 7.8 hereof and also excluding for this purpose the balance of such holder’s Capital Account attributable to such holder’s Preferred Units, if any), provided further that (A) in the event the first proviso of this subparagraph 1 applies to limit an allocation of Net Loss in respect of an LTIP Unit, the Net Loss allocable to the LTIP Unit shall first be made out of Operating Loss to the extent the cumulative Operating Income in excess of cumulative Operating Loss allocated to that LTIP Unit exceeds cumulative distributions in respect of that LTIP Unit, and any remaining allocation of Net Loss to that LTIP Unit shall be made proportionately out of Operating Loss and Liquidating Loss, and (B) in the event the first proviso of this subparagraph 1 applies to limit an allocation of Net Loss in respect of a Common Unit, the Net Loss allocable to the Common Unit shall be made proportionately

EX B-5

out of Operating Loss and Liquidating Loss remaining after the allocation of Net Loss in respect of LTIP Units as provided in clause (A);

2.    Second, Operating Loss and Liquidating Loss shall be allocated proportionately to the holders of Preferred Units in proportion to each such holder’s Capital Account balance in such Preferred Units, provided that the aggregate Operating Loss and Liquidating Loss allocated to a holder of Preferred Units pursuant to this Section (b)(2) shall not exceed the maximum amount of aggregate Operating Loss and Liquidating Loss that can be allocated without causing any holder of Preferred Units to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a holder’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account Balance pursuant to Section 7.8 hereof);

3.    Third, Operating Loss and Liquidating Loss shall be allocated proportionately to the General Partner, until the General Partner’s Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for the obligation of the General Partner to actually fund a deficit Capital Account balance, including any deemed obligation pursuant to Regulation Section 1.704-1(b)(2)(ii)(c)) equals the excess of (i) the amount of Recourse Liabilities over (ii) the Aggregate Protected Amount;

4.     Fourth, Operating Loss and Liquidating Loss shall be allocated proportionately to the Obligated Partners, in proportion to their respective Protected Amounts, until such time as the Obligated Partners have been allocated an aggregate amount of Operating Loss and Liquidating Loss pursuant to this subparagraph (b)(4) equal to the Aggregate Protected Amount; and

5.    Thereafter, Operating Loss and Liquidating Loss shall be allocated proportionately to the General Partner.

2.    Special Allocations.
Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made in the following order:
(i)    Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of conversion or refinancing of Partnership indebtedness, certain capital contributions or revaluation of the Partnership property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This paragraph (a) is intended to comply with the minimum gain

EX B-6

chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
(j)    Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Partnership property as further outlined in Regulation Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2). This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
(k)    Qualified Income Offset. In the event a Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph (c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(l)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b)(4) and (i)(1)).
(m)    Allocations With Respect to Preferred Unit Redemptions. After giving effect to the special allocations set forth above, Net Income of the Partnership shall be allocated to the holders of Preferred Units, at the time of redemption of such Preferred Units (other than in the case of a redemption occurring pursuant to a final liquidation of the Partnership), in an amount equal to the portion of any redemption distribution that exceeds the Liquidation Preference Amount (other than any accrued but unpaid distribution thereon) per Preferred Unit established for such Preferred Unit in the applicable Preferred Unit designation. The character of the items of Net Income allocated to the holders of Preferred Units pursuant to this subparagraph (e) shall proportionately reflect the

EX B-7

relative amounts of the items of Partnership income and gain as determined for federal income tax purposes under Section 703(a) of the Code.
(n)    Tax Treatment of Conversion of Preferred Units. Upon conversion of a Preferred Unit(s) into Common Unit(s), the Company will specially allocate to the converting Partner any Net Income or Net Loss attributable to an adjustment of Gross Asset Values under subparagraph (b) of the definition of “Gross Asset Value” until the portion of such Partner’s Capital Account attributable to each Common Unit received upon conversion equals the Capital Account attributable to a Common Unit at the time of conversion. To the extent that such allocation is insufficient to bring the portion of the Capital Account attributable to each Common Unit received upon conversion by the converting Partner to the Capital Account attributable to a Common Unit at the time of conversion, a portion of the Capital Account of the non-converting Partners will be shifted, pro rata in accordance with their relative Capital Account balances, to the converted Partner and such transaction shall be treated by the Partnership and the Converting Partner as a transaction defined in Section 721 of the Code.
(g)     Special Allocation to LTIP Units. Items of gross income of the Partnership shall be specially allocated to a Partner in an amount necessary to eliminate any Adjusted Capital Account Deficit attributable to an LTIP Unit of such Partner. Any such allocations shall be made first from items of income constituting Operating Income or Operating Loss, and only thereafter from items of income constituting Liquidating Gains or Liquidating Losses. For purposes of determining the amount of gross income that must be specially allocated under this Section, the Partnership shall initially allocate all items amongst the Partners in accordance with the provisions of this Agreement, and only if a Partner has an Adjusted Capital Account Deficit after such initial allocation shall a special allocation be made pursuant to this Section and only in an amount equal to the excess gross income allocation needed to eliminate such Adjusted Capital Account Deficit taking into account the remaining Net Income that will be allocated to such Partner after applying the other provisions of this Exhibit B.
(h)    Special Allocation upon Conversion of FV LTIP Units or AO LTIP Units. After a Partner’s conversion of an AO LTIP Unit into a fraction of a Common Unit, the Partnership will specially allocate Liquidating Gain and Liquidating Loss to the Partners until and in a manner that causes, as promptly as practicable, the portion of the Economic Capital Account Balance of the Partner converting the AO LTIP Unit that is attributable to the fraction of a Common Unit received upon the conversion to equal the Common Unit Economic Balance multiplied by a fraction equal to the fraction of the Common Unit issued in the conversion. After the conversion of an FV LTIP Unit into a Common Unit (or fraction thereof), the

EX B-8

Partnership will specially allocate Liquidating Gain and Liquidating Loss to the Partners until and in a manner that causes, as promptly as practicable, the portion of such Partner’s Economic Capital Account Balance attributable to the Common Unit (or fraction thereof) received upon conversion to equal the Common Unit Economic Balance (or in the case where a fractional Common Unit is received on conversion, the Common Unit Economic Balance multiplied by a fraction equal to the fraction of the Common Unit issued in the conversion).
(i)    Curative Allocations. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under paragraphs 1 and 2 of this Exhibit B shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. This subparagraph (i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, “Regulatory Allocations” shall mean the allocations provided under subparagraphs 2(a) through (d).
3.    Tax Allocations.
(a)    Generally. Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items.
(b)    Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

EX B-9

(c)    Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule. Notwithstanding paragraph (b) hereof, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively “Section 704(c) Tax Items”) shall be allocated in accordance with said Code section and/or Regulation Section 1.704-1(b)(4)(i), as the case may be. The allocation of Tax Items shall be in accordance with the “traditional method” set forth in Treas. Reg. §1.704-3(b)(1), unless otherwise determined by the General Partner, and shall be subject to the ceiling rule stated in Regulation Section 1.704-3(b)(1). The General Partner is authorized to specially allocate Tax Items (other than Section 704(c) Tax Items) to cure for the effect of the ceiling rule. The intent of this Section 3(c) is that each Partner who contributed to the capital of the Partnership a partnership interest in an existing Property Partnership will bear, through reduced allocations of depreciation and increased allocations of gain or other items, the tax detriments associated with any precontribution gain and this Section 3(c) shall be interpreted consistently with such intent.
4.    Allocations Upon Final Liquidation.
With respect to the fiscal year in which the final liquidation of the Partnership occurs in accordance with Section 7.2 of the Agreement, and notwithstanding any other provision of Sections 1, 2, or 3 hereof, items of Partnership income, gain, loss and deduction shall be specially allocated to the Preferred Units in a manner necessary to cause the Partners’ capital accounts attributable to their Preferred Units to equal the amounts that will be distributed in respect of the Preferred Units under Section 7.2. Any such allocations shall be made first from items of income constituting Operating Income or Operating Loss, and only thereafter from items of income constituting Liquidating Gains or Liquidating Losses.

EX B-10

EXHIBIT C
[Obligated Partners]

EX C-1